UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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SolarEdge Technologies, Inc.

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solaredge

2022 Annual Meeting and Proxy Statement

April 29, 2022

To Our Stockholders

After two years of virtual-only shareholder meetings, we are excited to invite you to attend the 2022 in-person Annual Meeting of Stockholders (the “Annual Meeting”) of SolarEdge Technologies, Inc. (the “Company”) at our offices located at 700 Tasman Dr. Milpitas, CA 95035 at 9 am pacific time on June 20, 2022. Beneficial owners should review their voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of and participate in the Annual Meeting.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

2021 Highlights

In 2021 we remained focused on reaching our targets and delivering long term value to our shareholders while continuing to invest in our solar and non-solar growth strategies and navigating the ongoing impact of the global pandemic. Below are some of the noteworthy accomplishments from the past year:

Record revenues of $1.96 billion

Record GAAP annual revenues for both solar and non-solar businesses, up 35% year over year

Record annual solar revenue across all regions and practically all countries

SolarEdge Home Batteries installed in 11 countries.

SolarEdge joined the S&P 500 Index.

Production ramp in a new manufacturing facility in Mexico, enabling more sustainable manufacturing due to its proximity to the US.

Board Refreshment - In response to shareholder feedback and as part of our ongoing commitment to board refreshment and diversity, we are excited that Mr. Dirk Hoke who joined our Board in April of this year and is standing for election at this annual meeting. Mr. Hoke brings vast experience leading global tech and industrial companies focusing on transportation and digitalization. Mr. Hoke has replaced Mr. Yoni Cheifetz who has resigned from the Board following 12 years of service to the Company. Mr. Doron Inbar also resigned from our board of directors following 12 years of service, resulting in the reduction of our board size to seven members. We would like to thank Messers. Cheifetz and Inbar for their many years of dedicated service to the Company.

Continued Commitment to Sustainability - In 2021, we made significant progress in our Environmental, Social and Governance (ESG) practices and disclosure. We published our third annual sustainability report, in accordance with GRI (Global Reporting Initiative) and SASB (Sustainability Accounting Standards Board). Our sustainability report details how our activities contribute to 10 of the 17 United Nations Sustainable Development goals and how our products and services make a key contribution to the low-carbon economy transition. In parallel, we are advancing our efforts to analyze and reduce greenhouse gas (GHG) emissions related to our sites and to the manufacturing process of our products, and to maximize our waste recycling rates.

We also published our supplier code of conduct (SCoC), and are requiring our key suppliers to confirm acknowledgment of compliance with its terms. We conducted on-site audits of our contract manufacturers and intend to expand these activities in the future.

Promoting Gender Equality - We are making significant efforts to enhance gender equality and inclusiveness in our global workforce, and to overcome the inherent challenges of gender inequality in the tech sector. We set quantitative targets for increasing the rate of female employees in our workforce, with special emphasis on R&D and management roles. We are actively seeking and implementing ways to achieve these targets through designated talent development programs for female employees; partnerships with NGOs and universities to better reach appropriate female candidates for tech-roles; internal anti-bias training; and an enhanced gender pay-gap analysis. We are also striving to continue to enhance gender and racial diversity within the board.

Your vote is important. Regardless of whether you plan to participate in the Annual Meeting in person, we hope you will vote as soon as possible to ensure that your shares are represented.

We look forward to speaking with you at the meeting.

Sincerely, Zvi Lando Chief Executive Officer and Member of the Board of Directors

SolarEdge Technologies, Inc.

1 HaMada Street

Herziliya Pituach, Israel

Notice Of Annual Meeting
Of Stockholders

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of SolarEdge Technologies, Inc. will be held at 700 Tasman Dr. Milpitas, CA 95035 on June 20, 2022, at 9 am pacific time, for the following purposes:

To elect the two directors named in the Proxy Statement as Class I directors of SolarEdge Technologies, Inc., to hold office for a three-year term and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

To approve, on an advisory and non-binding basis, the compensation of our named executive officers (commonly referred to as a “Say-on-Pay” vote).

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on April 21, 2022 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

As part of our desire to operate more sustainably, we are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of our Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2021 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. By employing this distribution process, we strive to conserve natural resources and reduce the resources involved in printing and distributing our proxy materials.

E-Delivery

In addition, the Notice provides information regarding how you may request to receive proxy materials electronically by email on an ongoing basis. The Company will make a $1.00 charitable contribution to Conservation International on behalf of each shareholder who signs up for electronic delivery. For those shareholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will receive those materials as you requested.

Stockholders of record may vote in advance of the Annual Meeting by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or Notice.

Beneficial owners should review these proxy materials and their voting instruction card or Notice for how to vote in advance of and participate in the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for examination during the meeting. Before the meeting, the list of stockholders entitled to vote at the Annual Meeting shall be available for examination by stockholders at the principal place of business of the Company at 1 Hamada St., Herzliya, Israel.

The Notice and the proxy materials are being made available to our stockholders on or about April 29, 2022.

Whether or not you expect to attend the meeting, we hope you will vote as soon as possible so that your shares may be represented at the meeting.

By Order of the Board of Directors Rachel Prishkolnik Vice President General Counsel & Corporate Secretary 1 HaMada Street Herziliya Pituach, Israel April 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 20, 2022: This Notice of Annual Meeting, this Proxy Statement and our 2021 Annual Report are available on the Internet at www.proxyvote.com.

Table of Contents	SolarEdge Technologies, Inc. Proxy Statement For the Annual Meeting of Stockholders To Be Held on June 20, 2022

Index of Frequently Requested Information

Board Diversity	18

Board Independence	19

Clawback Policy	44

CEO Pay Ratio	56

Peer Group	41

Stockholder Engagement	24

Stock Ownership and Holding Guidelines	44

Sustainability	27

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2021 Annual Report on Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, and notwithstanding any historical practice of doing so, except as may be required by law. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Solaredge Technologies, Inc.

1 Hamada Street, Herziliya Pituach, Israel, 4673335

Proxy Statement

June 20, 2022

The Meeting

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors”, the “board of directors” or the “Board”) of SolarEdge Technologies, Inc., a Delaware corporation (the “Company”), for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 700 Tasman Dr., Milpitas, CA 95035on June 20, 2022, at 9 am pacific time. The Notice and the proxy materials, including this Proxy Statement, were first made available to stockholders on or about April 29, 2022. Stockholders of record can access the proxy materials by following instructions in the Notice and visiting www.proxyvote.com. Electronic copies of this Proxy Statement and our 2021 Annual Report are also available at the Company’s website at http://investors.solaredge.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 21, 2022 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on April 21, 2022, we had 55,386,145 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date. There is no cumulative voting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of the majority of the voting power of the stock outstanding and entitled to vote at the annual meeting, present at the annual meeting or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1

Election of Directors - directors will be elected if the number of votes cast at the Annual Meeting for the nominee’s election exceeds the number of votes cast against the nominee’s election. Abstentions and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2

Ratification of Appointment of Independent Registered Public Accounting Firm - requires the affirmative vote of the holders of a majority of the voting power of the stock, present or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal No. 2. Broker discretionary voting on this Proposal is allowed and, therefore, there should be no “broker non-votes”, although brokers may choose not to exercise discretionary authority.

Proposal No. 3

Advisory Vote to Approve the Compensation of our Named Executive Officers (the “Say-on-Pay” vote) - requires the affirmative vote of the holders of a majority of the voting power of the stock present represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal No. 3. “Broker non-votes” will have no effect on this Proposal No. 3. This advisory vote is not binding on the Board. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation programs and making compensation decisions.

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are making the proxy materials available to our stockholders primarily electronically via the Internet rather than mailing printed copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs incurred by the Company for the 2022 Annual Meeting and helps to conserve natural resources.

On or about April 29, 2022, we mailed the Notice in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials.” The Notice contains instructions on how to access the Proxy Materials on the Internet and how to vote.

If you received the Notice by mail, you will not be receiving a printed copy of the proxy materials unless you request a printed copy, currently or on an ongoing basis. If you received the Notice by mail and would like to receive a paper or email copy of the proxy materials, follow the instructions on the Notice. Stockholders who requested paper copies of the proxy materials or previously elected electronic receipt, did not receive the Notice and will receive the proxy materials in the format requested.

How You Can Access The Proxy Materials Electronically or Sign Up for Electronic Delivery And Donate to Conservation International

We would like to encourage shareholders to help us reduce the environmental impact of our annual meeting. This Proxy Statement and our Annual Report may be viewed online at www.proxyvote.com. Shareholders can also sign up to receive proxy materials electronically by visiting www.proxy.com. SolarEdge will make a $1.00 donation to Conservation International for every shareholder who signs up for electronic delivery.

Go paperless and help Conservation International empower societies to care for nature responsibly and sustainably.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote at the Annual Meeting or in advance of the Annual Meeting by telephone or electronically via the Internet by following the instructions included in the Notice or by completing, dating and signing the proxy card and promptly returning it in the enclosed envelope if you request and receive (or previously requested and received) a hard copy of the proxy materials. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” each of the nominees in Proposal No. 1, “for” Proposal No. 2 and “for” Proposal No. 3.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, applicable rules grant your broker discretionary authority (but do not require the broker) to vote on “routine” proposals. The ratification of the appointment of the independent registered public accounting firm in Proposal No. 2 is the only item on the agenda for the Annual Meeting that is considered routine. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the un-voted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairman of the meeting, or the holders of the majority of the voting power of the stock present or represented by proxy at the Annual Meeting and entitled to vote thereon, shall have power to adjourn or recess the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notices, the proxies and other soliciting materials, as applicable, proxies may be solicited on our behalf by directors, officers or employees of the Company, without additional remuneration, in person, by telephone or by email. Following the original mailing of the Notice, the proxies and other soliciting materials, as applicable, the Company will request that banks, brokers and other nominees forward copies of the Notice, the proxy and other soliciting materials, as applicable, to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it at any time prior to voting being concluded at the Annual Meeting. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers and other nominee record holders may have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, Annual Report or Proxy Statement, as applicable. We will promptly deliver a separate copy of the Notice, Annual Report or the proxy materials, as applicable, to you if you notify us by telephone at 972 (9) 957-6620, by mail at SolarEdge Technologies, Inc. at, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. You also may request additional copies of the Notice or the proxy materials, or for shareholders sharing an address that are currently receiving multiple copies, request a single copy of the Notice, Annual Report, or proxy materials, by notifying us in writing or by telephone at the same address, email address, or telephone number. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

Proposal No. 1

Election Of Directors

The Company’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election and until the successor is duly elected and qualified or, if earlier, until the director’s death, resignation, retirement, disqualification or removal. Class I directors consist of Betsy Atkins and Dirk Hoke; Class II directors consist of Tal Payne and Marcel Gani; and Class III directors consist of Nadav Zafrir, Zvi Lando and Avery More. Mr. Dirk Hoke was appointed to the Company’s board of directors on April 19, 2022 as a class I director, to fill the vacancy created by the departure of Mr. Yoni Cheifetz, who resigned from the Board on the same date. Mr. Hoke was recommended to the Nominating and Corporate Governance committee by our Chairman of the Board.

The Class I directors standing for election or reelection, as applicable at the Annual Meeting are Ms. Betsy Atkins, and Mr. Dirk Hoke. The Class II and Class III directors will stand for reelection or election, as applicable, at the 2023 and 2024 annual meetings of stockholders, respectively.

Of the nominees for election to Class I, both Ms. Atkins and Mr. Hoke are currently directors of the Company and Ms. Atkins serves as chair of the Nominating and Corporate, Governance Committee, and Mr. Dirk Hoke, who was appointed to the Board of Directors on April 19, 2022 , serves as a member of the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of the nominees for election to Class I would serve for a three-year term until the third annual meeting of stockholders following this Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled on a later date by the Board, or the Board may reduce the size of the Board of Directors.

For each of the director nominees and continuing directors the following pages contain certain biographical information including a description of their professional background, primary qualifications, attributes and skills, as well as the Board committees the directors serve on.

Nominees for election or reelection,
as applicable, as Class I Directors

Betsy Atkins	Committees: Nominating and Corporate Governance Committee Chair Technology Committee Member Compensation Committee Member Other Current Public Boards: Wynn Resorts and SL Green
Director Since: 2021 Age: 68

is the former CEO and Chairman of SaaS Company Clear Standards, Inc. an energy management and sustainability software company. She also served as CEO of Key Supercomputer, focused on seismic analytics, applying AI machine learning technology to pinpoint reserves using predictive and prescriptive analytics, from 2008-2010 and as CEO of NCI, a food manufacturer creating Nutraceutical and Functional Food products, from 1991-1994. In addition, Ms. Atkins is a highly acclaimed public company Board Director and author. Ms. Atkins has served on some of the world’s most visible global public company boards. For 20 years, she has worked behind the scenes at companies like Schneider, Lucent, Vonage, SunPower Corp, Paychex and NASDAQ Inc. Ms. Atkins started her business career as an entrepreneur co-founding several successful high tech, energy and consumer companies including Ascend Communications. Ms. Atkins is an effective operational leader, having served as CEO three times and she has a strong global and operational perspective encompassing the full range of experience from growth to restructuring and is a recognized ESG and Governance thought leader. Her corporate board experience covers industries including Technology, Energy Management, Solar, Industrial Automation, Manufacturing, Automotive, and Logistics. Ms. Atkins brings the knowledge of leveraging next gen digital technologies, is an innovative entrepreneur for tech enablement for the future of work for manufacturing 4.0 initiatives (i.e. applying industrial Internet of Things, or IIoT, for preventative maintenance in the Industrial, Automotive, and Aerospace sectors). Ms. Atkins has a global, broad perspective on energy from her role as Lead Director at SunPower, the renewable solar company, and Schneider, the energy efficiency infrastructure monitoring and industrial automation process control company, where she served from 2005-2012 and 2011 – 2019, respectively. Her areas of experience include Artificial Intelligence, Seismic Analytics, Internet of Things (IoT), using technology to digitize processes driving accuracy and productivity, Cyber Security, Mobile and SaaS. Ms. Atkins currently serves on the public boards of Wynn Resorts and SL Green. Ms. Atkins holds a degree in liberal arts from the University of Massachusetts, Magna Cum Laude.

Dirk Carsten Hoke	Committees: Nominating and Corporate Governance Committee Member Other Current Public Boards: Spire Global, Inc.
Director Since: 2022 Age: 53

has a career that spans more than 25 years and five continents in various industries. Most recently, Mr. Hoke served from 2016 until 2021 as the Chief Executive Officer of Airbus Defence and Space, a provider of defense, space, and security systems and also served as a member of Airbus’ Global Executive Committee. Prior to that, he held various executive positions at Siemens, including General Manager for the Transrapid Propulsion and Power Supply Subdivision, President of Siemens Transportation Systems China, Chief Executive Officer of Siemens Africa, Chief Executive Officer Industrial Solutions, Chief Executive Officer Customer Services and Chief Executive Officer Large Drives.

Mr. Hoke resides in Germany and serves on the Board of Advisors of Voyager Space and on the Board of Directors of Spire Global. He is also the designated CEO of Volocopter.

He holds a degree in Mechanical Engineering from the Technical University of Brunswick, Germany and is an Alumni of the Young Global Leader Program of the World Economic Forum. Mr. Hoke brings valuable business experience to our Board through his years of experience as a chief executive officer with technology companies and experience as a director of other public companies.

The Board of Directors recommends a vote FOR the election of each of the two Class I director nominees.

Continuing Directors

Marcel Gani	Committees: Audit Committee Chair Other Current Public Boards: Infinera Corp.
Director Since: 2015 Age: 70

has served as a member of our Board of Directors since 2015.

From 2005 to 2009, Mr. Gani lectured at Santa Clara University, where he taught classes on accounting and finance. In 1997, Mr. Gani joined Juniper Networks, Inc. where he served as chief financial officer and executive vice president from December 1997 to December 2004, and as chief of staff from January 2005 to March 2006. Prior to joining Juniper, Mr. Gani served as Chief Financial Officer at various companies, including NVIDIA Corporation, Grand Junction Networks, Primary Access Corporation and Next Computers. Mr. Gani served as corporate controller at Cypress Semiconductor from 1991 to 1992. Prior to joining Cypress Semiconduc-tor, Mr. Gani worked at Intel Corporation from 1978 to 1991. Mr. Gani holds a B.A. in Applied Mathematics from Ecole Polytechnique Federal and an M.B.A. from University of Michigan, Ann Arbor. Mr. Gani serves on the board of directors of Infinera Corp., where he is a member of the Audit Committee and the chairman of the Compensation Committee. Mr. Gani brings valuable financial and business experience to our Board through his years of experience as a chief financial officer with public companies and experience as a director of other public companies

Tal Payne	Committees: Audit Committee Member Other Current Public Boards: ironSource
Director Since: 2015 Age: 50

has served as a member of our Board of Directors since 2015.

Tal Payne brings over 15 years of financial management experience, serving as Chief Financial Officer in Check Point Software Technologies Ltd. (“Check Point”), a leading provider of cyber security solutions to governments and corporate enterprises globally, since joining the company in 2008 and as Chief Financial and Operations Officer since 2015. Ms. Payne oversees Check Point’s global operations and finance, including investor relations, legal, treasury, purchasing and facilities. Prior to joining Check Point, Ms. Payne served as Chief Financial Officer at Gilat Satellite Networks Ltd., where she held the role of Vice President of Finance for over five years. Ms. Payne began her career as a CPA in public accounting at Pricewaterhouse Coopers. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A., both from Tel Aviv University. Ms. Payne is a certified public accountant. Ms. Payne brings valuable financial and business experience to our Board through her years of experience as a chief financial officer with publicly traded companies. Ms. Payne currently also serves on the board of IronSource.

Nadav Zafrir	Committees: Compensation Committee Member Nominating and Corporate Governance Committee Member Technology Committee Member Other Current Public Boards: None

Director Since: 2019 Age: 51

joined our Board of Directors in 2019 and serves as the Chairman.

Bringing thirty years of experience in management, leadership, and technology innovation, Mr. Zafrir has been the co-founder and Managing Partner of Team8, a global venture group that builds and backs technology companies at the intersection of artificial intelligence, cybersecurity, data, fin-tech, enterprise software, and infrastructure since 2014. Prior to founding Team8, he served as Commander of Unit 8200, Israel’s elite military technology unit, where he established the Israel Defense Forces Cyber Command. He holds an LLB from the Interdisciplinary Center Herzliya (IDC) and an Executive MBA from the Kellogg – Recanati program of the Kellogg Graduate School of Business at Northwestern University in Chicago and the Recanati School of Business at Tel Aviv University. Mr. Zafrir’s technological expertise and former work experience with some of our senior management provides our board and the management team with helpful and valuable contribution insights into the business and technology development discussions which further strengthens our executive management.

Avery More	Committees: Compensation Committee Chair Technology Committee Chair Audit Committee Member Other Current Public Boards: None

Director Since: 2006 Age: 67

has served as a member of our Board of Directors since 2006.

Mr. More was the sole seed investor in the Company through his fund, ORR Partners., and participated in all successive rounds. Mr. More continues to invest in technology companies, with ORR Partners and More Family Investments entities. Previously, Mr. More was the president and chief executive officer of CompuCom Systems Inc. from 1989 to 1993. Mr. More currently serves on the board of directors of several private companies, BuzzStream, AppDome, and HolistiCyber Ltd. Mr. More’s historical knowledge of our company and his experience as a director of other technology companies provides a valuable perspective to our Board.

Zivi Lando	Other Current Public Boards: None

Director Since: 2020 Age: 57

joined SolarEdge in 2009 as our Vice President, Global Sales.

We announced the appointment of Mr. Lando as our Acting Chief Executive Officer in August 2019 and as a director of our Board of Directors and permanent CEO on February 9, 2020. Mr. Lando had previously spent 16 years at Applied Materials, a materials engineering company focused on the semiconductor, flat panel display and solar photovoltaic industries based in Santa Clara, California, where he held several positions, including process engineer for metal deposition and chemical vapor deposition systems, business manager for the Process Diagnostic and Control Group, vice president, and general manager of the Baccini Cell Systems Division in the Applied Materials Solar Business Group. His last position at Applied Materials was Vice President and General Manager of Baccini Cell Systems Division of the Solar Business Group, which he held from January, 2008 to March 2009. Mr. Lando holds a B.S. in Chemical Engineering from the Technion, Israel’s Institute of Technology in Haifa, and is the author of several publications in the field of chemical disposition. Mr. Lando’s historical knowledge of our company and his experience at other technology companies provides a valuable perspective to our Board.

Director Skills Experience and

Background

The Nominating and Corporate Governance Committee and the Board have identified particular qualifications, attributes, skills and experiences that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities:

Leadership and Executive Experience in Public Companies - We believe that directors who have significant practical experience, demonstrated business acumen and leadership, and high levels of accomplishment will possess the ability to exercise sound business judgment and to provide insight and practical wisdom to help us analyze, shape, and oversee the execution of important operational and policy issues while understanding the legal and regulatory demands required from a public company.

Extensive Knowledge of the Company’s Business - We design and manufacture both hardware and software technological solutions for the smart energy market while constantly developing and growing our business. Our director’s commitment to understanding the Company and its business, industry, and strategic objectives is significant for their contribution to our strategic planning and business discussions.

High Level of Financial Expertise - Accurate financial reporting, robust auditing and familiarity with new accounting principles and practices are important for us as a publicly traded company. We, therefore, seek to have a number of directors who qualify as Audit Committee financial experts. We further expect all of our directors to be financially knowledgeable in order to understand and advise on our financial reporting, internal control, and investment activities.

Broad International Exposure - We currently have a presence in 33 countries around the world. Our products have been installed in 133 countries around the world. Due to the global nature of our business, we deem it critical for our directors to be able to provide valuable business and cultural perspective on our international operations.

Innovation and Technology - Our products reflect a focus on innovation and we are continuously searching to improve and enhance the capabilities of our technology departments. It is important for us to have directors who share the desire for technological innovation, who have themselves led technology companies and who want to be a part of leading the path for continuous innovation in the area of smart energy. In light of the importance of protection of infrastructure from security threats including cyber, we look to our board members for their experience in this area.

Independence - For non-employee directors, it is important that our directors are independent under Nasdaq listing standards and other applicable rules and regulations.

Corporate Governance and ESG - Our core business is inherently focused on products that are aimed to help mitigate climate change by making solar power more efficient and enhance our positive impact on the environment and society. We believe that experience in ESG matters by our directors is helpful to address the ESG needs of the Company and our customers as well as ESG matters as they concern and are aligned with the interests of our shareholders.

The table below summarizes the specific skills and attributes most valued by the Nominating and Corporate Governance Committee in connection with annual assessment and/or appointment decision-making for each director or nominee listed below. Therefore, the absence of a particular skill for a director does not mean the director does not possess that attribute.

Skills and Expertise*

	Leadership and Executive Experience	Knowledge of the Company’s Business	Financial Expertise	Broad International Exposure	Innovation and Technology	Indepen- dence	Corporate Governance & ESG Experience	Tenure
Nadav Zafrir	●	●		●	●	●		3 years
Zivi Lando	●	●		●	●			2 years
Marcel Gani	●	●	●	●		●		7 years
Avery More	●	●		●	●	●	●	14 years*
Tal Payne	●	●	●	●		●		7 years
Betsy Atkins	●	●		●	●	●	●	1 year
Dirk Hoke	●			●	●	●		<1 year
Board Composition (%)								Average Tenure: 4.8

*SolarEdge has been public since 2015. The Board weighed the potential impact of tenure on the independence of our longest-serving director, Mr. More and determined that Mr. More’s independence from management has not been diminished by his years of service.

Board Diversity Matrix (as of April 29, 2022)

Total number of Directors	7
Gender Identity	Female	Male	Non-Binary	Did Not Disclose
Directors	2	4	0	1
Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Native Hawaiian or Pacific Islander
Hispanic or Latinx
White	2	3
Two or more Races or Ethnicities		1
LGNTQ+
Did not disclose demographic background				1

Directors who identify as non- American:	3
Directors who identify as Middle Eastern:	5

Board Diversity and Refreshment

The Board conducts regular renewal and refreshment assessment. As part of such assessment, while the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee actively seeks candidates who are of diverse geographic, age, race, gender, ethnic and professional backgrounds, and who can contribute to our board in a meaningful way. The Nominating & Governance Committee regularly reviews the composition of our Board and assesses the skills and characteristics of our directors with a view towards enhancing the composition of our Board to support the Company’s evolving strategy.

The Board evaluates its diversity of occupational and personal backgrounds and viewpoints as part of its annual re-nomination process. Each of our director nominees has achieved a high level of success in his or her career, including extensive experience in technology companies and venture capital firms, as well as historical knowledge of the Company for those who have served several years on our Board. Based on their experiences, each has been directly involved in the challenges related to setting the strategic direction and managing the financial performance, personnel, and processes of large, complex organizations. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. The Nominating and Corporate Governance Committee consults with other members of the Board and management in identifying and evaluating candidates for directorship.

The Company values diversity on a company-wide basis and seeks to achieve a diversity of occupational and personal backgrounds and view points in its executive management team and on the Board of Directors. The Company aspires to increase the presence of women and ethnically diverse persons in executive and management positions in connection with our sustainability strategy regarding the promotion of gender parity and equal pay. In addition, the Board of Directors has adopted Company goals that will encourage the growth of the women employee population worldwide and,in particular, in the research and development department. These goals have also been added to certain executive’s MBOs for 2022.

Additionally, the Board believes that diversity with respect to tenure is important in order to provide the Company with balanced views and insights from Board members who have a deep acquaintance with the Company’s history as well as a fresh perspective from new Board members.

In each of the past four years a new Board member has joined our Board:

Mr. Nadav Zafrir joining in 2019 as Chairman of the Board,
Mr. Zvi Lando, our CEO, joining as a member of the Board in 2020,
Ms. Atkins, joining our Board on June 1, 2021,
Mr. Dirk Hoke joining our Board on April 19, 2022 .

Directors and Corporate Governance

Board Independence

Under the listing requirements and Nasdaq rules, independent directors must comprise amajority of a listed company’s board of directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence. The Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees are subject to additional heightened independence criteria applicable to directors serving on these committees. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from, and provided by, each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Gani, More, Hoke and Zafrir and Mses. Atkins and Payne are “independent” under Nasdaq rules. In addition, our Board of Directors has determined that Messrs. Cheifetz and Inbar, who served as directors until April 2022, were independent during the time they served as directors.

When evaluating the independence of director nominees, the Board weighs numerous factors, including tenure. Directors with more than 12 years of service are subject to specific considerations to ensure an undiminished level of independence. In particular, the Board weighed the potential impact of tenure on the independence of our longest-serving director, Mr. More. Mr. More provides valuable perspectives and expertise on matters of significance to the Company and is a respected leader in the Board room. The Board concluded that Mr. More is a valued director who fulfils his responsibilities with independent-minded oversight. Mr. More appropriately challenges management, and is reasoned, balanced, and thoughtful in Board deliberations and in communications with management. The Board determined that Mr. More’s independence from management has not been diminished by his years of service.

As described in our Corporate Governance Guidelines, the independent directors meet in executive sessions without management present at every regular Board meeting to promote open discussion among independent directors.

Leadership Structure and succession planning

In 2019, we separated the roles of Board Chairman and CEO. In August 2019, Mr. Zafrir became the Chairman of our Board of Directors. On February 19, 2020, Mr. Lando assumed the role as the Company’s CEO on a permanent basis and was appointed to serve as a member of the Board of Directors. Mr. Lando was identified by the Company as the best candidate to lead the continued growth and innovative spirit of our Company, along with the support and guidance of Mr. Zafrir as independent Chairman and all of the other independent Board members.

The Board believes that its current leadership structure serves well the objectives of the Board’s independent oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders, and the Company’s overall corporate governance.

The Board also believes that the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and enables him to leverage the experience and perspectives of the Chairman of the Board and the other experienced Board members. The Board and the Nominating and Corporate Governance Committee periodically review the leadership structure and refreshment of the board so as to ensure continued contribution by the board to management and to new and creative thought processes.

Principles of Corporate Governance

The Company is committed to robust corporate governance, ethical conduct, sustainability and accountability of our senior executives and board members. Our Principles of Corporate Governance are available under “Corporate Governance” on our website.

Corporate Governance Highlights

Board and Committee Practices

6/7 directors (85.7%) are independent
2/7 of our Board members are women
Balanced Board composition of tenure, diversity and skill
Annual Board and committee self-evaluations
Limits on the number of boards on which our directors may serve, with no director permitted to serve on more than five public boards
Independent Chairman, separate from CEO
Corporate Governance Committee oversight of sustainability and other governance matters
Compensation Committee oversight of human capital management strategies and policies
Annual Board and committee self-assessments

Accountability and Other Governance Practices

Clawback policy adopted in 2021
Prohibition on hedging and pledging transactions by all employees
Stock ownership and share retention policy for Board members and executive officers
Annual shareholder advisory vote on executive compensation (“Say-on-Pay”)
Comprehensive Code of Conduct and other corporate policies broadly adopted throughout the Company
Responsive, active and ongoing shareholder engagement

Shareholder Rights

Comprehensive shareholder outreach program
No shareholder rights plan
No dual-class share structure
Each stockholder is entitled to one vote per share

Board oversight of incentive structure for executives

Our Compensation Committee annually reviews and approves incentive structure, targets, and objectives in alignment with the Company’s business strategy
Financial and specific performance-based incentive targets are set by our Compensation Committee to reward financial and operational performance that advances the Company’s short- and long-term strategic goals

Board Meetings

During 2021,the Board of Directors held seven meetings. Each director attended 100% of the meetings of the Board of Directors held during the period such director served and each of our directors attended at least 75% of the aggregate of the total number of the meetings held by any of the committees of the Board of Directors on which such director served during such period.

The Board’s Role
in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, cyber security, ESG matters, human capital management and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including material acquisitions and financial matters.

Cyber security risk is an area of increasing focus for our Board, particularly as more and more of our operations rely on digital technologies. To mitigate this risk, the Company appointed a Chief Information Security Officer (CISO), who previously served as the CISO of the Israel National Cyber Security Directorate. The Company introduces new technology and processes on an ongoing basis with the intention of reducing cyber security risks and aligning with the National Institute of Standards and Technology Cyber security Framework for risk management. In addition, our Chairman of the Board is a leading global expert on cyber security (see his full bio on page 15) and is involved in overseeing the Company’s cyber risk mitigation activities.

The Company has not experienced any material information security breaches in the past three years and minor issues have been reported to our Audit Committee.

Our management team provides regular updates to each of the Audit Committee and the full Board regarding our cyber security activities and other developments impacting our digital security.

Additionally, extensive efforts have been undertaken by the Company to advance cyber security of our products, solutions, platforms, and data. The Company employs a Responsible Disclosure Policy, which includes a Bug Bounty Program designed to help identify and fix any potential flaws in the company’s services or products. The Bug Bounty Program encourages cyber experts to communicate to SolarEdge any cyber security vulnerabilities they have uncovered and provide the Company with the opportunity to address such vulnerabilities before going public, in accordance with the terms of the program.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on the adequacy and effectiveness of the Company’s internal controls. In 2019, the Company appointed a Senior Director of Risk Management and Internal Audit and in 2021 further expanded its internal audit team in order to support audit continuity by a function that is deeply acquainted with the Company. The Audit Committee receives regular reports from the Company’s Senior Director of Risk Management and Internal Audit on the Company’s internal system of audit and financial controls, enterprise risk information, and the periodic report of internal audit activities. The annual internal audit work plan is created based on a comprehensive risk assessment survey and is approved by the Audit Committee. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to its officers and other employees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Board of Directors has established an Audit Committee, which operates under a written charter that is available on the investor relations page of the SolarEdge website. The Audit Committee’s responsibilities include, but are not limited to:

Defining and emphasizing management’s and the board’s commitment to an environment that supports integrity in the financial reporting process;

Appointing, compensating, retaining, evaluating, terminating and overseeing our outside auditor;

At least annually, oversees processes for monitoring the outside auditor’s independence ;

Overseeing implementation of new accounting standards by having the outside auditor report on a quarterly basis on accounting standards that could impact the Company’s business;

Reviewing with our outside auditor the matters required to be reviewed by applicable auditing requirements;

Communicating with the outside auditor on matters related to the conduct of the audit and on critical audit matters expected to be described in the outside auditor’s report;

Approving in advance all audit and permissible non-audit services to be performed by our outside auditor;

Meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the company and the outside auditor’s reports related to the financial statements;

Receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the company’s disclosure controls and procedures;

Establishing and overseeing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters;

Overseeing and participating in the resolution of internal control issues, where identified, by meeting with the Company’s internal auditor on a quarterly basis and receiving reports of all internal audits preformed and implementation of recommendations by the internal auditor;

Assessing the Company’s risk management survey and the underlying internal audit plan;

Establishing and periodically reviewing policies and procedures for the review, approval, and ratification of related person transactions; and

Overseeing the preparation of the report of the audit committee that SEC rules require to be included in our annual proxy statement;

Reviewing and understanding non-GAAP measures, and related company policies and disclosure controls.

Our Audit Committee, which met six times in the year ended December 31, 2021, consisted of Marcel Gani, Tal Payne and Doron Inbar, with Marcel Gani serving as chairman. As of April 19, 2022, Mr. Avery More has replaced Mr. Doron Inbar as a member of the Audit Committee. The composition of our Audit Committee complies with the applicable requirements of the SEC and the listing requirements of Nasdaq. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under the Nasdaq rules and SEC rules. Our Board of Directors has determined that Marcel Gani and Tal Payne each qualify as an “Audit Committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which operates under a written charter that is available on the investor relations page of the SolarEdge. The Compensation Committee’s responsibilities include, but are not limited to:

Overseeing our overall compensation philosophy, policies, and programs;

Reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives, approving grants of equity awards to the chief executive officer and recommending to the independent directors the chief executive officer’s compensation level based on this evaluation;

Overseeing the evaluation of other executive officers and approving equity awards to these officers, and setting their compensation based upon the recommendation of the chief executive officer;

Reviewing and approving the design of other benefit plans pertaining to executive officers;

Reviewing and approving employment agreements and other similar arrangements between us and our executive officers; Overseeing preparation of the report of the compensation committee to the extent required by SEC rules to be included in our annual meeting proxy statement; and

Overseeing the company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion.

Our Compensation Committee, which met seven times during the year ended December 31, 2021, consisted of Avery More, Nadav Zafrir , and Doron Inbar, with Avery More serving as chairman. As of April 19, 2022, Ms. Betsy Atkins has replaced Mr. Doron Inbar as a member of the Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the applicable rules and regulations of the SEC and the Nasdaq Global Select Market. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2021, our Compensation Committee consisted of Avery More, Doron Inbar, and Nadav Zafrir. None of the members of our Compensation Committee is, or was during the year ended December 31, 2021, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which operates under a written charter that is available on that is available on the investor relations page of the SolarEdge website. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

Developing and recommending to the board criteria for identifying and evaluating director candidates and periodically reviewing these criteria;

Identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

Assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the board;

Developing and recommending to our board of directors a set of corporate governance guidelines and principles; Establishing procedures for the consideration of board candidates recommended by the company’s stockholders;

Recommending to the board candidates to be elected by the board to fill vacancies and newly created directorships and candidates for election or reelection at each annual stockholders’ meeting;

Periodically reviewing the board’s leadership structure, size, composition, and functioning; Overseeing succession planning for positions held by executive offices;

Overseeing the evaluation of the board and its committees;

Annually reviewing the compensation of directors for service on the board and its committees and recommend changes in compensation to the board, as appropriate; and

Overseeing and making recommendations to the board regarding sustainability matters.

Our Nominating and Corporate Governance Committee, which met four times during the year ended December 31, 2021, consisted of Betsy Atkins, Nadav Zafrir and Yoni Cheifetz, with Betsy Atkins serving as chairman. As of April 19, 2022 Mr. Dirk Hoke has replaced Mr. Yoni Cheifetz as a member of the Nominating and Corporate Governance Committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the applicable rules of the Nasdaq Global Select Market.

Technology Commitee

In the second half of 2021 our Board of Directors established a Technology Committee, which operates under a written charter that is available on the investor relations page of the SolarEdge website. The Technology Committee’s main responsibilities include, but are not limited to:

Overseeing the Company’s technology related strategies, processes, and programs;

Reviewing periodically plans, strategy and implementation of new technology, product, manufacturing plans and quality and reliability plans;

Reviewing benefits, risks and potential risk mitigation measures associated with proposed technology advancement programs;

Reviewing the status of ongoing and proposed technology development with an emphasis on results measured against goals set from time to time; and

Reviewing actions and risks associated with any current shortfalls in product performance, quality, or reliability and manufacturing methods including any product security;

Our Technology Committee consists of Betsy Atkins, Nadav Zafrir and Avery More, with Mr. More serving as chairman.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described above. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary at 1 Hamada Street, Herziliya Pituach, Israel, 4673335.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Stockholder Engagement and Communication

Understanding the issues that are important to our stockholders is critical in ensuring that we address their interests in a meaningful and effective way. The Company’s cross functional team that includes our CFO and additional members of our Investor Relations team, our VP Corporate Secretary and General Counsel, our ESG director and members of the board engage with our stockholders year-round, on a regular basis to discuss a range of topics, including our performance, strategy, risk management, executive compensation, sustainability, diversity and corporate governance. We recognize the value of taking our stockholders’ views into account. Dialogue and engagement with our stockholders help us understand how they view us and set goals and expectations for our performance.

These meetings provide an opportunity for us to maintain an active dialogue with our stockholders so that their perspectives can be thoughtfully considered.

Spring / Summer

  Analyze and consider voting results and investor feedback following our annual meeting.

  dentify governance trends and potential areas for improvement.

Summer / Fall

  Conduct pro-active off-season outreach with shareholders

  Implement changes to align with investor Feedback

Fall / Winter

  Continued shareholder engagement

  Enhance Proxy Statement and Annual Report disclosures based on feedback

Winter / Spring

  Engage with investors that expressed Proxy related concerns or questions

  Annual Meeting of the Shareholders in June

During 2021 we engaged with stockholders representing over:

of our outstanding shares	of our outstanding shares excluding employees and Directors	of our institutional shareholdings as of the record date

Our CFO routinely reports feedback received from stockholders to our executive management and Board.

Our Chairman of the Board and Chair of the Nominating and Corporate Governance Committee engaged with representatives of approximately 20% of our outstanding shares (excluding employees and Directors) and 28% of our institutional shareholdings.

We further communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, press releases, and our website. We hold conference calls for our quarterly earnings releases, which are open to all. These calls are available in real-time and as archived webcasts on our website. In March 2022, we held an Investor Analyst Day with presentations from our Chairman of the Board, CEO, Chief Financial Officer and additional senior executives.

The Company encourages stockholders to participate in the Company’s annual stockholder meeting, as it provides a valuable opportunity to discuss the Company, its corporate governance, and other important matters.

2021 Engagement Topics

  Board Composition, tenure and diversity

  Environmental, Social and Governance matters

  Governance structure, including current shareholder rights and board leadership structure

  Compensation Program and Long Term Incentive compensation mix linking pay and performance

In response to Shareholder discussions in 2021 we have made several changes, some of which we have already implemented and some that will be implemented in 2022. Among others:

  Board Diversity Refreshment and Tenure- the Board has appointed a new Board member in each of the past four years, including most recently, Mr. Dirk Hoke who has joined our Board in 2022. The Nominating and Corporate Governance Committee is actively seeking Board candidates with diverse views, backgrounds and experiences that can contribute to our Board in a meaningful way. For enhanced disclosure about our newest Board member’s background and experience as well as our board refreshment efforts please see page 12. In addition, two members with more than ten years of tenure on our Board of Directors resigned from the board in 2022.

  Incentive Compensation Program Changes- Based on 2021 discussions, the Company revised its executive compensation strategy beginning in 2022 to further align executive compensation with performance by changing the composition of our equity compensation offering, whereby 50% of the equity compensation will be in the form of time-based RSUs and 50% of the equity compensation will be in the form of performance-based awards that vest based on achievement of pre-defined total shareholder return (TSR) goals as compared to the S&P 500 Index companies.

  ESG-related compensation metrics and goals- Based on 2021 discussions with shareholders, the Company has integrated ESG-related performance goals into the overall 2022 Company performance goals that are relevant for our senior executives, including our NEOs and CEO, under our annual incentive compensation plans. These goals include furthering gender equalilty among the employee population, improving the training program for the employee code of conduct worldwide and reducing the GhG emissions of the Company.

Any stockholder of the Company or any other interested party wishing to communicate with the Board or individual directors may write to the Board at Board of Directors, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressees, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with the Company’s independent directors may do so by writing to them, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com.

Sustainability

"As the world accelerates its journey towards a low-carbon future, SolarEdge leads the way with new solutions to address this goal. Now more than ever, we believe that through a constant quest for innovation, operational excellence and growth, we can help reduce dependence on polluting and depleting fossil fuels and change the way the world generates clean and renewable power."

- Zivi Lando, CEO

In 2021, we continued our progress in our Environmental, Social and Governance (ESG) practices and disclosure. Our efforts included undertaking a climate impact assessment, improving safety mesures, creating responsible procurement mechanisms, enhancing diversity within our workforce, and others (see details below). Among other things, in 2021 we have hired a full time Head of ESG, to help us promote our ESG targets and reporting. These measures were taken to support our social purpose, social mission and core values, and were focused on the sustainability-related topics detailed below. These ESG topics have been determined as areas of focus, in the comprehensive analysis that we have conducted in 2020.

27

solaredge

Powering Clean Energy	Powering People	Powering Business

Accelerate affordable clean energy	Be a responsible employer	Ethical and compliant conduct
Deliver smart energy solutions	Protect human rights	Climate resilience
Product Innovation	Invest in communities	Resource efficiency
Deliver sustainable product		Ethical sourcing

In 2021, in order to increase and enhance transparency for the benefit of our stakeholders, we significantly expanded our Environmental, Social and Governance (ESG) reporting and disclosure. We published our third annual sustainability report, in accordance with GRI (Global Reporting Initiative) and SASB (Sustainability Accounting Standards Board). The report, which is available on the SolarEdge website, includes details on our sustainability efforts, including how our activities contribute to 10 of the 17 UN Sustainable Development Goals and how our products and services contribute to the low-carbon economy transition.

Below are some examples of our efforts and practices in several ESG fields:

Climate change and greenhouse gas (GHG) emissions

SolarEdge is a market leader in smart and renewable energy solutions. Our products contribute to the global climate change mitigation efforts. Our solutions allow for millions of tonnes in carbon emission reductions, helping governments and organizations reduce their climate impact.

-23M Tonne CO2e1 23 million tonnes CO2e of GHG emissions avoided each year through use of our systems

We have set a 30% carbon intensity reduction target for our operations for 2025, in our Scope 1 and 2 greenhouse gas (GHG) emissions per revenue. 2020 was chosen as the base year for this reduction target, and we are currently analyzing the 2021 emissions inventory and examining our progress.

Thus, we have begun installation of our own products in our different facilities, which will help us achieve this target. Thus far, we have installed SolarEdge photovoltaic or PV systems in two company sites (Sella 1 and Modiin Israel), partially replacing fossil-fuel sourced external electricity. Sella 2, our new manufacturing facility in Korea, is designed to have a large SolarEdge PV system on its roof. In addition, we are implementing an innovative electricity savings method in the new Sella 2 site. The production process of lithium-ion batteries involves using significant amounts of electricity in the charge/discharge cycles of battery formation. The technical limitations of traditional battery production process often cause this electricity to be discharged without reusage. In contrast, the new method planned for Sella 2 production, is designed to use an innovative electricity reservoir in said process, allowing for an estimated 50% of the discharging electricity to be reused. We are currently examining additional opportunities for integrating renewable energy in our operations.

[1]Assuming all SE systems shipped by end of 2021 are installed and producing for a full year. See our 2020 sustainability report for further details on our method for calculating the global GHG savings achieved through use of our products.

Carbon Footprint Analysis

In 2021, we completed our first comprehensive carbon footprint analysis for leading models of our inverters and optimizers. The analysis was led and certified by the globally-known LCA experts, ‘Carbon Trust’. The analysis allows us to understand the main emission sources throughout our products lifecycle, helping us better understand our emission reduction opportunities (including Scope 3 emissions, which we have now begun to analyze).

Responsible Procurement

We are proactive in increasing ethical conduct, responsible practices, and human right protection within our extensive global supply chain.

In 2021, we published our supplier code of conduct (SCoC), including detailed requirements on ethics, safety, environment, human rights, fair employment, and others. We have been engaging key suppliers- and requesting that they acknowledge their compliance with the SCoC terms. The SCoC is designated to become a mandatory requirement for new agreements with our suppliers through 2022. In 2021, we also conducted on-site audits of our contract manufacturers’ sites and one major raw material supplier in connection with their compliance with the SCoC requirements. We aim to expand these efforts in 2022.

>100 key Suppliers already committed to the terms of our Supplier Code of Conduct

The safety of our people

We believe that all accidents and injuries at work are preventable, and aim to create a zero-injury culture across our offices and operations. We comply with applicable occupational health and safety regulations and are certified to Occupational Health and Safety Quality Management Standard ISO 45001:2018. Safety performance is reported monthly to the company CEO and executive management, including specific safety incidents analysis, findings, and corrective actions.

Our safety practices include Nominated Safety Officers at each of our production and R&D sites; mandatory annual safety training for all employees; job-specific training (for example, for those working in high-voltage labs) that is mandatory for all employees in relevant roles; comprehensive safety, fire, and emergency drill programs to provide employees information on emergency procedures; root-cause assessments of incidents; and additional measures.

Recently, and to further enhance our safety management practices, we expanded our inhouse Environment, health and safety (EHS) team and appointed an EHS Director. The enhanced team includes experienced safety officers with specific expertise related to the Company’s technologies and activities.

Code of Conduct and Ethical Business Conduct

We have adopted a code of business conduct and ethics that applies to all of our officers and employees, including our Chief Executive Officer and Chief Financial Officer and those officers and employees responsible for financial reporting. We have also adopted a code of business conduct and ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website.

Recent additions to the codes of business conduct and ethics include expanded details on whistleblower mechanisms; a commitment on human rights protection; and further guidance on political involvement (see details below).

In addition, we have published in 2021 a complimentary anti-corruption approach document, which provides expanded details on relayed issues. These include the definition of reasonable and unreasonable gift exchange; avoidance of conflicts regarding financial interests; guidelines for participation in external events; and additional instructions and guidelines related to anti-corruption.

The Company has also recently revised its insider trading policy, among other things to prohibit all employees and non-employee directors from engaging in any speculative transactions, hedging and pledging transactions and trading on margin.

We intend to disclose future amendments to our codes of business conduct and ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver that require disclosure under the applicable rules.

Political Involvement

We respect the diversity and different views and beliefs of our employees and encourage them to be active in the civic life of their communities. In parallel, the Company prohibits any political involvement on the its behalf by any of its employees. We do not and will not support any political entity. We prohibit any monetary (or equivalent) donation on our behalf to any political entity.

In addition, we take measures to assure that all Company activities through trade unions and/or industry associations are in accordance with the Company’s public policies and positions on all issues, including (but not limited to) ESG-related issues.

Diversity and Gender Equality

We are committed to building a diverse workforce as well as a supportive, inclusive culture of open dialogue and collaboration in which everyone can thrive. Focusing initially on Israel (where over 50% of the SolarEdge workforce is located), in 2021 we formed partnerships with local diversity-promoting organizations. These partnerships have enabled us to increase recruitment rates and successfully on-board of new employees from underemployed minority groups, such as Arab-Israelis and Jewish Ultra-Orthodox. We have also undertaken efforts to identify positions relevant for individuals with disabilities.

A key focus of our diversity practices is the enhancement of gender equality in our global workforce, despite the inherent challenges of gender inequality within the tech sector. To this end, the Company has already almost tripled the total number of women employees at all levels during the past three fiscal years. In addition, we have set quantitative targets for increasing the rate of women employees in our workforce.

We are actively seeking ways to achieve these targets through designated women talent development programs and; partnerships with NGOs and academia to better focus our recruitment efforts on appropriate women candidates for technical roles. The Company is additionally conducting on-going internal anti-bias training; and an enhanced gender pay-gap analysis.

We are, for the first time, making publicly available our annual EEO-1 summary, which we collect as required by the U.S. Equal Opportunity Commission. This information, which reflects a summary of the voluntary self-identification by our U.S. employees in 2019, 2020 and 2021, can be found on our website.

Human Capital Development

We believe that our employees are our most important asset and that our success depends on our ability to attract and retain outstanding employees at all levels of our business.

We offer our employees a wide range of professional programs that foster professional growth, leadership and innovation and recognize success. Our senior leaders create opportunities for team building, innovation, professional growth and community engagement. We offer development programs and on-demand courses to cultivate talent throughout our global organization. We recently launched our online e-learning platformwhich currently includes on-demand e-learning courses on a number of topics such as language skills, time management, presentation skills, working with spreadsheets and working from home.

We also have a comprehensive talent management review process to develop future leaders and provide effective succession planning. The Company conducts annual performance and talent management reviews to determine career growth opportunities and facilitate organizational succession planning.

Community Engagement

We believe that healthy and vibrant communities are the foundation of sustainable societies and sustainable businesses.

In 2020, in honor and memory of Mr. Guy Sella, SolarEdge’s former Chief Executive Officer, Chairman and Co-Founder, we announced a commitment of $1,000,000 to be invested in a joint SolarEdge-Technion educational and technological project. The Technion – Israel Institute of Technology, Israel’s leading technical research university, is committed to matching these funds which will be contributed over ten years following said commitment. The Guy Sella Memorial Project combines teaching, research, and outreach activities that extend to high school, undergraduate, and graduate students, including teaching labs which will be established and named after Guy Sella, annual graduate student research fellowships, biennial national energy student hackathons, and visits to the energy center and labs for high school students.

In 2021, the Company donated $195K to nonprofit organizations addressing different causes to support communities in need. This included a $100K donation to Technion as part of our commitment stated above.

Our employees have also engaged in different volunteering activities organized by the Company throughout the year. Over half of our donations were dedicated to improving the quality of education in the technology and energy fields. In 2022, the Company hired a full time CSR (Corporate Social Responsibility) lead, in order to promote and harmonize our community engagement initiatives. Through 2022, we aim to establish a global signature community program with measurable community impact. We are also acting to significantly increase employee volunteering activities, through extended company-organized volunteering initiatives.

In the beginning of 2022 in light of the escalation of the conflict in Ukraine, hundreds of Ukranian refugees migrated to Nof-Galil, Israel a town in proximity to the Company’s Sella 1 manufacturing facility. The Company and its employees rallied to supply essential items for newly arriving refugee families and we are continuously assessing how we can further assist. In addition, the Company has decided to donate funds and encourage employee volunteering with the “Atidim” organization, which has recently created a specific educational and development program for Ukrainian teenage immigrants arriving to Israel alone.

Proposal No. 2

Ratification of Appointment of Independent Registered Public Accounting Firm for 2022

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (EY) to be the Company’s independent registered public accounting firm for the year ending December 31, 2022, and recommends that the stockholders vote for ratification of such appointment. EY has been engaged as our independent registered public accounting firm since 2007. As a matter of good corporate governance, the Audit Committee has requested that the Board of Directors submit the appointment of EY as the Company’s independent registered public accounting firm for 2022 to the stockholders for ratification. In the event our stockholders do not approve this ratification proposal, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee may select another independent registered public accounting firm if it determines that doing so would be in the best interests of the Company. A representative of EY is expected to be present at the Annual Meeting. The representative of EY will have the opportunity to make a statement at the Annual Meeting if he or she desires to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for professional services rendered by EY for the audit of our financial statements for the year ended December 31, 2020 and the year ended December 31, 2021, and the aggregate fees for other services rendered by EY during those periods:

	2020($)	2021 ($)
Audit fees (1)	1,251,200	1,304,000
Audit related fees	250,000 (2)	-
Tax fees (3)	203,765	382,000
Total audit and related fees	1,704,965	1,686,000

(1)	“Audit fees” are fees for audit services for each of the years shown in this table, including fees associated with the annual audit (including audit of our internal control over financial reporting for the year ended December 31, 2020 and for the year ended December 31, 2021), reviews of our quarterly financial results submitted on Form 10-Q, Korean and Italian statutory audit services and consultations on various accounting issues.

(2)	“Audit Related Fees” are fees related to assurance and related services provided in connection with the issuance of the Company’s Convertible Senior Notes issued on September 25, 2020 in an aggregate principle amount of $632.5 million.

(3)	Represents professional services rendered for tax compliance, tax advice, tax planning, and review of our Israeli tax returns.

Our Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services that EY provides. The policy balances the need to protect the independence of EY, while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with our pre-approval policy

The Board of Directors recommends a vote FOR the ratification of the appointment of EY for 2022.

Proposal No. 3

Say–On-Pay

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement (referred to as a “Say-on-Pay” vote). As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee’s goals in setting executive compensation are to motivate our executives to maximize stockholder value, provide compensation that varies based on performance, and attract and retain managerial talent, without promoting unreasonable risk-taking. To achieve these goals, our executive compensation structure emphasizes performance-based compensation, including annual incentive compensation and stock-based awards.

We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative following the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders.

This advisory Say-on-Pay vote is non-binding; however, our Board of Directors and Compensation Committee will review and consider the voting results carefully when making future decisions regarding our executive compensation programs.

After careful consideration, the Board of Directors has adopted a policy of providing for annual “Say-on-Pay” advisory votes. Unless the Board of Directors modifies its policy on the frequency of holding “Say-on-Pay” votes, the next “Say-on-Pay” advisory vote will be included in our 2023 proxy statement.

The Board of Directors recommends a vote FOR the approval of our executive compensation on an advisory basis.

Security Ownership Of Certain Beneficial

Owners And Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 21, 2021 (unless indicated otherwise below), for:

Each person known to us to beneficially own 5% or more of the outstanding shares of our common stock; Each member of our board of directors and director nominees;

Each of our named executive officers; and

The members of our board of directors and our executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership in the following table is based on 55,386,145 shares of common stock outstanding as of April 21, 2022, unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 21, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SolarEdge Technologies, Inc., 1 HaMada Street, Herziliya Pituach 4673335, Israel.

	Shares Beneficially Owned
Name of Beneficial Owner 5% Stockholders:	Shares	%
BlackRock, Inc. (1)	4,457,148	8.05%
Directors, Director Nominees and Named Executive Officers:
Zvi Lando (2)	53,183	*
Ronen Faier (3)	94,289	*
Yoav Galin (4)	196,243	*
Rachel Prishkolnik (5)	6,032	*
Uri Bechor (6)	16,348	*
Nadav Zafrir (7)	4,434	*
Marcel Gani (8)	22,717	*
Avery More (9)	53,814	*
Tal Payne (10)	1,895	*
Betsy Atkins (11)	885	*
Dirk Hoke (12)	101	*
All directors and executive officers as a group (14 individuals) (13)	647,134	1.17%

*Represents beneficial ownership of less than 1%.

(1)	Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc., on February 8, 2022. The Schedule 13G/A contains information as of December 31, 2021. BlackRock, Inc. reports having sole dispositive power over 4,457,148 shares and sole voting power over 4,171,156 shares. The address of the reporting persons is 55 East 52nd Street, New York, NY 10055.

(2)	Consists of 11,338 shares of common stock owned of record by Mr. Lando, 3,660 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022 and 38,185 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2022.

(3)	Consists of 52,240 shares of common stock owned of record by Mr. Faier, 1,984 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022 and 40,065 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2022.

(4)	Consists of 83,456 shares of common stock owned of record by Mr. Galin, 1,553 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022 and 111,234 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2022.

(5)	Consists of 1,839 shares of common stock owned of record by Ms. Prishkolnik, 1,867 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022 and 2,326 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2022.

(6)	Consists of 10,541 shares of common stock owned of record by Mr. Bechor, 1,614 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022 and 4,193 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2022.

(7)	Consists of 3,750 shares of common stock owned of record by Mr. Zafrir, and 684 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022.

(8)	Consists of 14,923 shares of common stock owned of record by Mr. Gani, 684 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022, 5,555 shares of common stock held directly by Marcel Gani 2002 Living Trust and 1,555 shares of common stock held directly by ALGA Partners LLC. Mr. Gani, in his capacity as trustee, has voting and investment power over the shares owned by the Marcel Gani 2002 Living Trust. Mr. Gani, in his capacity as manager, has voting and investment power over the shares owned by ALGA Partners LLC.

(9)	Consists of 43,230 shares of common stock owned of record by Mr. More, 684 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022, 9,000 shares of common stock held by More Family 2020 DT Investment LLC and 900 shares held by Avery More’s wife, Jerralyn Smith More, as to which Avery More disclaims any ownership interest.

(10)	Consists of 1,211 shares of common stock owned of record by Ms. Payne, and 684 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022.

(11)	Consists 885 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022, owned of record by Ms. Atkins.

(12)	Consists of 101 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022, owned of record by Mr. Dirk.

(13)	Consists of 432,712 shares of common stock, 16,497 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 21, 2022, and 197,925 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2022.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2021, about shares of common stock that may be issued under our equity compensation plans.

Number of securities remaining
available for future issuance
	Number of securities to	Weighted-average exercise	under equity compensation
	be issued upon exercise of	price of outstanding stock	plans (excluding securities
	outstanding stock awards	awards	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,234,252	$9.48	9,858,366
Equity compensation plans not approved by security holders	—	—	—
Total	2,234,252	$9.48	9,858,366

(1)	Includes in column (a) 2,157,689 shares of common stock issuable upon exercise of stock awards outstanding under the Company’s 2015 Global Incentive Plan and 76,563 shares of common stock issuable upon exercise of options outstanding under the Company’s 2007 Global Incentive Plan. Includes in column (c) 7,345,099, shares of common stock available for future issuance under the Company’s 2015 Global Incentive Plan and 2,513,267 shares of common stock available for future issuance under the Company’s Employee Stock Purchase Plan. The amounts in column (c) do not include 2,640,769 and 487,643 shares that were added to our 2015 Global Incentive Plan and our Employee Stock Purchase Plan, respectively, on January 1, 2022 pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year until January 1, 2025. Under the 2015 Global Incentive Plan, such increase is equal to 5% of our outstanding shares as of the preceding December 31 (or such lesser amount as approved by the Board) and under the Employee Stock Purchase Plan, such increase is equal to the lesser of 1% of our outstanding shares as of the preceding December 31 and 487,643 (or such lesser amount as approved by the Board). Upon consummation of our initial public offering, the Company’s 2007 Global Incentive Plan was terminated and no further awards can be granted under this plan.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan (“ESPP”), pursuant to which our eligible employees and eligible employees of our subsidiaries may elect to have payroll deductions made during the offering period in an amount not exceeding 15% of the compensation which the employees receive on each pay day during the offering period. In the second quarter of calendar 2016, we started granting eligible employees the right to purchase our common stock under the ESPP. As of December 31, 2021, a total of 3,175,094 shares were reserved for issuance under the ESPP.

Executive Officers

Biographical information for the executive officers of the Company is set forth below. Biographical information for Mr. Lando can be found under “Continuing Directors” on page 15

Ronen Faier	Age: 51
joined SolarEdge in 2011 as our Chief Financial Officer. Prior to joining SolarEdge, Mr. Faier served from 2008 to 2010 as the chief financial officer of Modu Ltd, a privately owned Israeli company. Between 2004 and 2007, Mr. Faier held several senior finance positions, including chief financial officer at M-Systems prior to its acquisition by SanDisk Corporation in 2006. Previously, Mr. Faier served as corporate controller of VocalTec Communications Ltd. Mr. Faier holds a CPA (Israel) license, an MBA (with Honors) from Tel Aviv University and a B.A. in Accounting and Economics from the Hebrew University in Jerusalem. Mr. Faier currently serves on the board of directors of Monday.com Ltd and Kaltura Inc.

Uri Bechor	Age: 51
joined SolarEdge in 2019 as our Chief Operating Officer. Prior to joining SolarEdge, Mr. Bechor was at Flex Ltd., a multinational electronics contract manufacturer for 22 years where he served as Senior Vice President, Global Operations, Europe and the Americas and General Manager at Flex International Ltd. Mr. Bechor, in his previous position, oversaw more than forty manufacturing sites and was responsible for revenues of more than $10 billion.

Rachel Prishkolnik	Age: 54

joined SolarEdge in 2010 as our Vice President, General Counsel and Corporate Secretary. Prior to joining SolarEdge, Ms. Prishkolnik served as the vice president, general counsel & corporate secretary of Gilat Satellite Networks Ltd. At Gilat she held various positions beginning as legal counsel in 2001 and becoming corporate secretary in 2004 and vice president, general counsel in 2007. Prior to Gilat, she worked at the law firm of Jeffer, Mangels, Butler & Marmaro LLP in Los Angeles. Before that, Ms. Prishkolnik worked at Kleinhendler & Halevy (currently Gross GKH Law Offices) in Tel Aviv. Ms. Prishkolnik holds an LLB law degree from the Faculty of Law at the Tel Aviv University and a B.A. from Wesleyan University (College of Social Studies) in Connecticut. She is licensed to practice law and is a member of the Israeli Bar. Ms. Prishkolnik currently serves on the board of directors of Varonis Systems Inc.

Yoav Galin	Age: 48
co founded SolarEdge in 2006 and has served since our founding as our Vice President, Research & Development where he is responsible for leading the execution of our technology strategy, building and managing the technology team and overseeing research and development of SolarEdge’s innovative PV power harvesting products. Prior to joining SolarEdge, Mr. Galin served for 11 years at the Electronics Research Department (‘‘ERD’’), one of Israel’s national labs, which is tasked with developing innovative and complex systems. During this period, Mr. Galin held various research and development and management positions, including his last position at the ERD where he led a project and its development team of over 30 hardware and software engineers. He was also responsible for overseeing the research and development of future technologies. Mr. Galin holds a B.S. in Electrical Engineering from Tel Aviv University.

Meir Adest	Age: 47
co-founded SolarEdge in 2006 and has served since 2007 as our Vice President, Core Technologies where he is respon- sible for SolarEdge’s certification and research of future technologies. He was appointed to serve as our Chief Infor- mation Officer in 2018 and appointed as Chief Product & Information Officer in 2020. Prior to co-founding SolarEdge, Mr. Adest spent 7 years at the Electronics Research Department , where he held a number of positions and managed large-scale techno-operational projects. Mr. Adest holds a B.Sc in mathematics, physics, and computer science from the Hebrew University in Jerusalem.

Shuli Ishai	Age: 51

joined SolarEdge in 2020 as our Vice President of Global Human Resources. Ms. Ishai brings a wealth of experience to her role, previously serving as Executive Vice President of HR and MIS at Stratasys manufacturer of 3D printers and 3D production systems, from 2015 to 2019, Chief Resource Officer at Netafim a manufacturer of irrigation equipment, from 2011 to 2015, and Corporate Vice President of HR at Nice a company specializing in customer experience software, from 1997 to 2011. In these positions, Ms. Ishai was responsible for company-wide growth and management the HR department, including crafting and implementing polices to ensure diversity and well-being of the employees.

Ms. Ishai holds a BA and an MA in Art History from Tel Aviv University and an MA in Organizational Behavior from Tel Aviv University.

Yogev Barak	Age: 56
joined SolarEdge in 2020 as our Chief Marketing Officer. Mr. Barak brings to SolarEdge over twenty-five years of experience in international marketing, strategy,and product management, including executive management positions at HP Inc. , an information technology company, where he served from 2007 to 2020 and Applied Materials, a global leader in materials engineering solutions for the semiconductor, flat panel display and solar photovoltaic, where he served from 1994 to 2007. In his most recent role, Mr. Barak served as the Head of Strategy, Marketing, Products and Business Management at HP Inc., Indigo Division from 2015 to 2020, where he was responsible for product development , go-to-market strategies and execution for the Indigo Division. Mr. Barak holds a B.Sc. in Electrical Engineering from Tel Aviv University.

Executive Compensation

Compensation Discussion And Analysis

We invest our resources to grow our business both organically and non-organically in a manner that we believe will increase shareholder value. As our Company continues to grow significantly, our Compensation Committee oversees our compensation guidelines and practices in order to attract new talent, support and reward the achievement of our financial goals and promote the attainment of other key business objectives.

Executive Summary—2021 Business Highlights and Link to Pay Decisions

*Please see Appendix A to this proxy statement for a reconciliation of non-GAAP measures to the nearest GAAP measure.

Despite a year of operational and logistical challenges, the Company was able to achieve record revenues, income and EPS, both on a GAAP and non-GAAP basis while continuing to invest in its short and long-term growth strategies. The Company experienced healthy growing demand for our solar products in 2021 which we attribute to the positive reception of our existing and new product portfolio in parallel to market growth in many regions in which we are present.

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Compensation Strategy

The main objectives of our executive pay-for-performance compensation program are to:

promote shareholder interests by aligning compensation with our business objectives, including by introducing long term incentives with long term performance goals;
provide competitive compensation that varies based on performance and drives employee performance and engagement attract and retain managerial talent, without promoting unreasonable risk-taking; and
promote ESG goals.

These guiding principles apply to all of our executive pay practices discussed. Achievement of the minimum financial parameters set forth in our annual cash incentive compensation plan is required before any compensation is payable under the plan. Specifically, if the overall achievement of the financial measures in our bonus plan is less than 70% of target, then no bonuses may be paid to our NEOs.

Compensation Governance Highlights

In addition to aligning pay with performance of the Company, our executive compensation program is intended to be consistent with corporate governance best practices. This is demonstrated by the following elements in our executive officer compensation arrangements:

robust Clawback policy adopted in 2021, covering both cash and equity compensation;
stock ownership guidelines for executive officers and directors;
robust selling restrictions which require certain minimum levels of stock ownership;
prohibition applicable to all directors and employees against engaging in any hedging or pledging transactions or comparable transactions;
use of objective performance criteria in our incentive plans;
advice from independent compensation consultants retained by the Compensation Committee;
no specific retirement benefit plans designed solely for senior executives or related entitlements such as executive benefits and perquisites, tax gross-ups, etc.; and
recent introduction of Performance Stock Units (PSUs); for 2021, PSUs were based on 2021 Non-GAAP diluted EPS goals and for 2022, PSUs are based on the Company’s total shareholder return (TSR) versus the constituents of the S&P 500 Index

Compensation awarded to our NEOs for 2021 was in line with our pay-for-performance objectives. Approximately over 86% of the CEO’s target total direct compensation (consisting of base salary, target annual incentive opportunity and target long-term equity incentive opportunity), and 78% of target total direct compensation, on average, for each of our other NEOs was “at-risk”, meaning that it was contingent upon the achievement of certain financial results as detailed herein or subject to time-based vesting and stock performance during the vesting period.

Company Named Executive Officers

Our NEOs for the year ended December 31, 2021, which consist of our chief executive officer, our chief financial officer, and the next three most highly-compensated executives, are:

Zvi Lando, our Chief Executive Officer and board member;
Ronen Faier, our Chief Financial Officer;
Uri Bechor, our Chief Operations Officer;
Rachel Prishkolnik, our Vice President, General Counsel and Corporate Secretary;
Yoav Galin, our Vice President, Research and Development.

This Compensation Discussion and Analysis describes compensation for services rendered by our NEOs during the year ended December 31, 2021 and the tables and narratives that follow contain information regarding compensation for services rendered by our NEOs during the years ended December 31, 2019, 2020 and 2021.

Compensation Objectives and Guiding Principles

The primary objectives of our senior executive compensation program are as follows:

Pay for Financial Performance: Under our annual cash incentive plan, the Compensation Committee determines a set of financial parameters related to revenues, gross margins and profitability of the Company. If these overall parameters are not met at a level of at least 70% of target and profitability is not achieved, the executives are not entitled to compensation under the plan.

Pay for Business Performance and Department Goals: Motivate, recognize, and reward business performance based on specific goals in line with the business plan approved by the Board of Directors.

Alignment of Interests: We seek to align the interests of our senior executives with those of our stockholders through a heavy emphasis on equity-based awards and stock ownership guidelines. In 2021 our equity-based awards include PSUs tied to achievement of the Company’s pre-determined Non-GAAP diluted EPS goals and in 2022, 50% of the equity-based awards include PSUs tied to total shareholder return measured based on the performance of the Company’s stock price versus its peers in the S&P 500.

Attraction, Motivation, and Retention of Talent: Our senior executive compensation programs are designed to help us attract, motivate, and retain key management talent who drive profitability and the creation of stockholder value.

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Elements of Compensation

The following table describes each element of our senior executive compensation program and how these elements help us to achieve our compensation objectives:

2021 compensation structure

Compensation Element	Form	Objective	Rationale / Key Characteristics
Base Salary	Cash	Attraction Performance

 Fixed compensation.

 Intended to be commensurate with each senior executive’s position and level of responsibility.

 Evaluated annually or as necessary in response to organizational/business changes, individual performance, market data, etc., but not automatically increased.

Annual Cash Incentive Compensation	Cash	Performance Alignment of Interests Motivation

 Tied to and contingent upon the Company’s financial performance, including revenues, gross margin and profitability.

 Designed to reward achievement of challenging annual performance goals that we consider important contributors to stockholder value.

 Performance goals and targets are established by the Compensation Committee at the beginning of each calendar year.

 The Compensation Committee approves annual incentive payouts based on the level of achievement versus these pre-established goals.

Long-Term Incentives[2]	PSUs	Performance Alignment of Interests Motivation	Based on 2021 Non-GAAP diluted earnings per share with a maximum potential earnout capped at 200% of target. Earned PSUs vest quarterly over three years after the conclusion of the performance period.
CEO- 30%
NEOs- 20%
	Stock Options 20%	Performance Alignment of Interests Motivation

 As options have no value unless the value of our common stock increases, these awards align the interests of senior executives with those of our stockholders.

 Options motivate such executives to perform in a manner that drives sustainable increases in the value of our common stock.

	Restricted Stock Units	Performance Alignment of Interests Retention Motivation	Variable compensation designed to align and retain key senior executives through the term of the awards. Four year quarterly vesting.
CEO- 50%
NEOs- 60%
Other Compensation and Benefits	N/A	Attraction Retention

  NEOs receive benefits that are generally available to all salaried employees in Israel, where the NEOs are located. This includes contributions to an education fund and to a fund known as Manager’s Insurance, which     provides a combination of retirement plan, insurance, and severance pay benefits to Israeli employees.

  NEOs receive benefits that we generally make available to all salaried employees, including participation in the Employee Stock Purchase Plan.

Change-in-Control Arrangements	Equity	Attraction Retention

 Each of our NEOs has a clause in the NEO’s employment agreement that entitles the NEO to immediate vesting of equity in the event of a qualifying termination within one year following a change in control (“double-trigger” equity vesting).

  Aligns management with stockholder interests in the face of events that may result in a change-in-control and not on potential individual implications of any such events.

 Reasonable change-in-control protections are necessary in order for us to attract and retain qualified employees.

 We periodically review the necessity and design of our senior executive severance and change-in-control arrangements.

2 Actual LTI composition was slightly varied (+/-1%) due to a gap between the stock price and the fair market value at market close on the grant date

Implementing Compensation Objectives

Determining Compensation

In making compensation decisions, we review the performance of the Company and each senior executive. We also consider the senior executive’s level of responsibility, the importance of the senior executive’s role in achieving our corporate objectives, and the senior executive’s long-term potential, while taking into account his or her current target compensation, value of outstanding equity awards, and stock ownership levels, and our stock selling restrictions for senior executives. Finally, we weigh competitive practices, relevant business and organizational changes, retention needs, and internal pay equity.

Compensation Peer Group

In order to attract, retain, and motivate the best management talent, we believe that we must provide a target compensation opportunity that is competitive relative to our peers. Therefore, the Compensation Committee considers practices of specific companies that we identified as our peers for executive compensation in 2021 (the “2021 Peer Group”), as well as survey data.

In the months prior to the start of each new year, the Compensation Committee reviews the peer group with the assistance of its independent compensation consultant and makes changes, as appropriate, with an aim that it continues to appropriately reflect the Company’s size, industry, and scope of operations when considering the appropriate compensation for our executives.

Our substantial growth, as well as our geographical and product offering expansion, prompted us to adjust our peer group substantially when we considered compensation for 2021. When reviewing the peer group in late 2020 to determine if any changes were appropriate, we noted that four companies were acquired, our market capitalization exceeded the remaining peers’ 75th percentile, and our revenue and operating income exceeded the median. This positioning led the Compensation Committee to conduct a full review of the composition of the Company’s peer group for informing 2021 compensation.

With the assistance of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consultant retained by the Compensation Committee, the Compensation Committee searched for new peers, based on multiple factors, including business similarities and broadly comparable financial profiles (e.g., revenue, market capitalization, and growth profiles). The Compensation Committee sought to make changes to the peer group composition to bring the median revenue and market cap size closer to the Company’s size at the time.

Following the annual peer group review process, we removed six companies that fell below the Committee’s targeted market capitalization as well as the four companies that were acquired in the prior year. We added ten new peers from broadly similar industries that were more representative of our size at the time. In November of 2020 when market data were examined, SolarEdge’s positioning in the revised peer group, which was used to inform 2021 pay decisions was as follows: market capitalization was 65th percentile relative to the peers’ 2019 average market caps (which corresponds to the timing of their compensation that was disclosed in proxy statements filed in early 2020), and revenues were 30th percentile. The Committee believes this reflected our faster revenue growth rate relative to most of the peers, and the peer group was in an appropriate size balance for valid compensation benchmarking.

The companies that were removed from the peer group in fall 2020 were: Brooks Automation, Inc., Cypress Semiconductor Corporation, Finisar Corporation, John Bean Technologies Corporation, Mellanox Technologies Ltd., Netgear Inc., Ormat Technologies Ltd., Pattern Energy Group LP, Power Integrations, Inc., and Verint Systems Inc. The companies that were added to the peer group in fall 2020 were: ANSYS, Inc, Arista Networks, Inc., Cadence Design Systems, Inc., Cognex Corp, FLIR Systems (prior to acquistion by Teledyne), HEICO Corp, Ideanomics, Inc,. Monolithic Power Systems, Inc, Skyworks Solutions, Inc., and Xilinx Inc.

2021 Peer Group
Cree, Inc.
MKS Instruments Inc.
Silicon Laboratories Inc.
Generac Holdings Inc.
First Solar, Inc.
Curtiss-Wright Corporation
Enphase Energy, Inc.
Entegris, Inc.
Teradyne, Inc .
Skyworks Solutions, Inc.
Xilinx Inc
Ideanomics, Inc
Arista Networks, Inc.
HEICO Corp
Teledyne FLIR, LLC *
ANSYS, Inc
Monolithic Power Systems, Inc
Cognex Corp
Cadence Design Systems, Inc.

*Prior to acquisition by Teledyne Technologies Incorporated

2021 Pay Positioning

After reviewing the market data described above, the Compensation Committee determined the approximate range within which to target total direct compensation (the sum of base salary, target annual incentive, and the grant date fair value of long-term incentives) for our senior executives for 2021. Within that range, we incorporated flexibility to respond to and adjust for the evolving business environment and our specific hiring and retention needs. Some NEOs were provided meaningful target direct compensation or TDC increases for 2021 to continue to close the gap to the market median given the movement of the market data year-over-year, which was influenced by the Company’s larger size.

In general, for 2021, the Compensation Committee set base salary and short- and long-term incentive compensation opportunities for our senior executives, including the NEOs, at or near the median of the peer group and proxy and survey data. Individual levels varied from the targeted position for each of the elements of target total direct compensation based on the Compensation Committee’s overall subjective evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience.

Results of 2021 Advisory Vote to Approve Executive Compensation

At our 2021 annual meeting of stockholders, 76% of the votes cast were in favor of our advisory resolution regarding the compensation of our NEOs. Our Board and Compensation Committee consider the results of the Company’s say-on-pay vote as one of the several inputs in determining our shareholder engagement strategy for the following year. Following the results of our say-on-pay vote we significantly expanded our shareholder outreach program with the direct involvement of our chairman of the board and chair of the Nominating and Corporate Governance Committee, as detailed under the Stockholder Engagement and Communication section on page 26 above. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and reached out for feedback from our stockholders about ways to improve our executive compensation program.

In response to investor feedback, the Company revised its executive compensation strategy for 2022 to better align executive compensation with performance by changing the composition of our equity compensation offering, whereby 50% of the equity compensation will be in RSUs and 50% of the equity compensation will be in performance-based awards that vest based on achievement of the Company’s relative TSR versus the constituents of the S&P 500 index. Additionally, in 2022 the Company has integrated ESG related performance goals into the overall Company goals that are relevant for our senior executives, including our NEOs and CEO, under our annual incentive compensation plans. Because our discussions with investors occurred in response to the advisory resolution at our 2021 annual meeting of stockholders as a means to better understand their views on our compensation program, the changes we implemented were made after the compensation program for 2021 had already been established. Additional information concerning the Company’s 2022 pay structure will be provided in our next Proxy Statement. The Compensation Committee will continue to consider feedback from stockholders and the results of future advisory votes on executive compensation in making executive compensation decisions.

Role of Compensation Committee and Management

The Compensation Committee has primary responsibility for overseeing the design and implementation of our senior executive compensation programs. The Compensation Committee, with input from the other independent directors, evaluates the performance of the CEO. The Compensation Committee then recommends CEO compensation to the independent directors for approval. The CEO and the Compensation Committee together review the performance of our other senior executives, and the Compensation Committee determines their compensation based on recommendations from the CEO. The executives do not play a role in their own individual compensation determinations.

Role of Compensation Consultants

With respect to decisions for 2021 target compensation of the NEOs, competitive review of senior executive and non-employee director compensation programs and peer group review for 2021, the Compensation Committee retained FW Cook to review market trends and advise the Compensation Committee, including review of Company-wide burn rate and related measures. FW Cook is the sole compensation consultant for the Compensation Committee and did not provide additional services outside of advising on the amount and form of executive and director compensation.

Our Compensation Committee has concluded that no conflicts of interest exist with respect to FW Cook’s provision of services after considering the following six factors: (i) the provision of other services to us by FW Cook; (ii) the amount of fees FW Cook received from us as a percentage of its total revenue; (iii) the policies and procedures of FW Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the FW Cook consultants with a member of the Compensation Committee; (v) any of our stock owned by the FW Cook consultants; and (vi) any business or personal relationship of the FW Cook consultants or FW Cook with any of our executive officers.

The Compensation Committee is directly responsible for the appointment, compensation, and oversight of FW Cook. FW Cook reported directly to the Compensation Committee, although the Compensation Committee instructed FW Cook to work with management to compile information and to gain an understanding of the Company and any Company-related issues for consideration by the Compensation Committee, including market trends.

Compensation-Related Governance Policies

Clawback Policy

In early 2021, our Board of Directors approved a Clawback Policy under which, in the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws the Compensation Committee may cancel all or any portion of any outstanding incentive compensation, including annual bonuses and other short- and long-term cash, equity and equity-based incentive awards, which is in excess of the compensation the Company’s current and former officers as determined by the Board from time to time in accordance with Rule 16a-1 under the Securities Exchange Act of 1934 would have earned for the relevant fiscal period(s) had the accounting restatement not occurred.

Insider Trading & Anti-hedging/Pledging Policies

All of our non-employee directors and employees, including the NEOs, are subject to our Insider Trading Policy which forbids employees to trade in the Company’s stock, or any derivatives thereof, while holding non-public material information and designated employees who are thought to be regularly in possession of material non-public information are restricted from trading during the Company’s set “black-out periods”. Our insider trading policy prohibits all employees from engaging in hedging, pledging, trading on margin or any other speculative trading.

Stock Ownership and Holding Guidelines

The Company’s board of directors has adopted Stock Ownership and Holding Guidelines that apply to the Company’s board of directors, the CEO, and his executive team. As per the current guidelines, the CEO and his executive team are required to attain and maintain stock equal to four times the annualized base salary for the CEO and two times the annualized base salary for all other members of the CEO’s executive team. Non-employee members of the Board are required to attain and maintain stock equal to five times their annualized cash retainer.

Executives and directors who are covered by the policy are required to hold 50% of the “net profit shares” resulting from stock option exercises and/or vesting of other stock-based awards until they reach their applicable stock ownership level. “Net profit shares” refers to the number of shares actually held by the executive or director following a vesting or exercise event after covering withholding tax requirements and/or stock option exercise costs.

Once covered by the stock ownership policy, executives and members of the Board are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership requirement. Once an individual has achieved the required stock ownership level, he/she must maintain stock ownership at or above the required level. As of the Record Date, all the executives and directors subject to this policy are in compliance.

Compensation of the Named Executive Officers

In determining target total compensation for our NEOs for 2021, the Compensation Committee reviewed independent market data as well as then-current pay levels of the Company’s senior executives, the Company’s pay philosophy and corporate performance, and the individual performance of the NEOs and other executive-specific factors such as criticality, tenure, skill set relative to external marketplace, etc.

For a discussion of the Company’s performance for the year ended December 31, 2021, see “Executive Summary—2021 Business Highlights and Link to Pay Decisions” above.

Base Salary

FW Cook’s Fall 2020 market study indicated that the CEO’s base salary was significantly below the market median, having been promoted from Acting CEO in February 2020. In connection with our median compensation philosophy, all NEOs were provided a salary increase effective January 1, 2021. The CEO was provided a 40.0% increase, which was his first increase since being nominated to the CEO role in September 2019. Other NEOs were provided salary increases ranging from 2.0% to 4.2%.

The base salaries of our NEOs were approved by the Compensation Committee in U.S. Dollars. Since all of our NEOs are located in Israel, the Compensation Committee’s approval provided that, payments are actually made in New Israeli Shekel based on the exchange rate used at the time of the approval. The following table sets forth the 2020-2021 base salaries for the NEOs:

Name and Principal Position	Annual base salary effective January 1, 2020 ($)	Annual base salary effective January 1, 2021 ($)	Percentage change
Zvi Lando – Chief Executive Officer	625,000	875,000	40.0%
Ronen Faier - Chief Financial Officer	505,000	515,000	2.0%
Uri Bechor - Chief Operations Officer	480,000	500,000	4.2%
Rachel Prishkolnik – Vice President, General Counsel and Corporate Secretary	425,000	435,000	2.4%
Yoav Galin – Vice President, Research and Development	425,000	435,000	2.4%

Annual Cash Incentive Compensation

For 2021, each NEO was eligible to receive an annual incentive compensation payment based on achievement of pre-established performance goals. For all of the NEOs, any earnouts under the annual cash incentive compensation program are contingent upon the Company achieving a minimum level of performance with respect to certain pre-established financial parameters. If the weighted average achievement for the financial measures is not at least 70% of target and profitability is not achieved, no annual cash incentive compensation is awarded to the NEOs.

For 2021, the performance goals established for our CEO were entirely based upon Company related financial, operational, and strategic objectives, with a 60% weighting on the financial portion – Solar Revenue Targets, Non-solar Revenue Targets, Net Income and Solar Business Gross Margin targets. The remaining 40% of our CEO’s target bonus was based on goals related to Operations (10%), Product & Strategy (10%), Building Scalability (10%), and an additional 10% based on the discretion of the board of directors.

For the remaining NEOs, the Company Financial Goals detailed below were weighted 30%, the Company Operations, Product & Strategy, Building Scalability, and board discretion goals were each weighted 5% (which were the same objectives as for our CEO as detailed in the table below), and the remaining 50% was based upon individual performance goals , with any bonus earnout contingent upon reaching a general score for the Financial Goals of at least 70% and positive net income.

The Company exceeded the minimum Financial Goals required for bonus payments by achieving annual Solar Revenue of $1.79 billion, Solar Business Gross Margin of 36.4%, Non-Solar Revenues of $176.2 million and Solar Operating Income of $368.7 million. The Operation, Strategy and Scalability & Infrastructure Goals related to specific targets set by the Compensation Committee in accordance with the Company’s plans for the year to follow. For example, for 2021, these goals included ramp up of and attainment of certain cost reduction targets in the Company’s manufacturing facilities in the north of Israel, Sella 1, driving the expansion of our Kokam manufacturing facility for the production of lithium-ion cells and batteries, Sella 2, initiation of cost reduction activities, development of new solar products and specific parameters relating to the enhancement of our non-solar organizations and products.

	Goal Type	Percentage of Total	2021 Achievement vs. Goals (Corporate Performance)	2021 Goal Achievement
Financials	Revenue for the Solar business	28%	$1.79 billion in revenue in solar business vs. $1.7 billion Goal	29.4%
	Operating Profitability	9%	$368.7M million in net income vs. $250M Goal	13.3%
	Gross Margin	17%	36.4% in Gross Margin in solar business vs. 33.5% Goal	18.5%
	Non- solar business	6%	Targets relating to revenues and loss of acquired non- solar businesses (Critical Power, e-Mobility and storage)	4.1%
Other Corporate Goals	Strategy	10%	Goals which included the development of the Company’s utility scale inverter and continued development of the Company’s e-Mobility organization and production capabilities.	5.9%
	Scalability & Infrastructure	10%	Goals which focused on ramping up the Company’s manufacturing facility in the north of Israel, “Sella 1” as well driving the expansion of the Kokam manufacturing facility, “Sella 2”.	6.3%
	Operations	10%	Goals included increasing manufacturing capacity and certain cost reduction initiatives	6.6%
	Board Discretion	10%	None	10.0%
	Total	100%		94.1% of Target Corporate Performance Achieved*

While the 2021 bonus structure allows for overachievement of the financial goals, the Company has never paid beyond 110% of the long term cash compensation target and the ability to reach 200% of the target is not considered possible from a business perspective.

In addition to the aforementioned corporate performance goals detailed above, which were weighted 50% for each NEO (except for the CEO), each NEO had additional individual pre-determined performance goals relating to their respective specific areas of responsibility and contribution to the Company, which comprised the remaining 50% of their 2021 bonus determination. These individual performance goals relate to each executive’s responsibilities and controbutions toward the success and growth of the Company for the forthcoming year. Each NEO has a certain target bonus that is preapproved by the Compensation Committee and is equal to eight months of such NEO’s monthly base salary. NEOs can achieve beyond their target bonus if the performance goals are exceeded. Each of the NEOs received a bonus under the compensation plan after review by the Compensation Committee of the specific performance goals and determination of their level of achievement. The results of the Compensation Committee’s evaluation of goal attainment for the NEOs are summarized below:

Mr. Lando

The Compensation Committee determined that Mr. Lando attained 94.1% of the Corporate performance Goals (as detailed in the table above) which are considered all of Mr. Lando’s personal performance goals. The specific detail and achievement of Mr. Lando’s performance goals is detailed in the table above and included the financial goals of revenues for the solar business, operating profit and gross margin, each of which were overachieved and revenues for the non-solar business, that was not achieved in full. Other performance goals included development of new products, the scaling of Sella 1 (which increased capacity even more than expected in order to overcome manufacturing halts in Vietnam due to Covid shut downs) and the building of Sella 2 in Korea as well as scaling manufacturing globally and continued cost reduction efforts. The board also maintains discretion with respect to 10% of the bonus and after discussion and review, determined to provide Mr. Lando with the full entitlement.

Mr. Faier

The Compensation Committee determined that Mr. Faier attained 50.45% of the 50% of his individual personal performance goals for 2021. His primary measurable performance targets included managing the Company’s business plan and financial risks, including oversight of internal audits, maintaining or improving specific financial parameters including gross margin and operating expense measures. In addition, Mr. Faier’s personal performance goals also included overseeing operations of the Company’s storage division including the operations of Kokam, oversight of the product roadmap and the expansion of manufacturing of lithium ion cells and batteries.

Mr. Bechor

The Compensation Committee determined that Mr. Bechor attained 44.8% of the 50% of his individual personal performance goals for 2021. His measurable targets related to production, including meeting the manufacturing levels established to meet the Company’s business plan, meeting plans for ramp of the residential battery and supply of powertrain kits for SolarEdge eMobility. In addition, Mr. Bechor’s personal performance goals included, among others, certain cost reduction plans and goals related to the ramp of production from the Company’s new contract manufacturing facility in Mexico as well as the expansion of the Kokam’s manufacturing facilities.

Ms. Prishkolnik

The Compensation Committee determined that Ms. Prishkolnik attained 48.5% of the 50% of her individual personal performance goals for 2021. Her primary measurable targets included, management of corporate governance matters, management of the Company’s intellectual property portfolio, strategy and litigation. In addition, Ms. Prishkolnik’s personal performance goals included support of the Company’s global legal commercial needs in sales, customer support, operations, general administrative needs and R&D as well as in its storage and eMobility divisions.

Mr. Galin

The Compensation Committee determined that Mr. Galin attained 39.6% of the 50% of his individual personal performance goals for 2021. His primary measurable targets included, developing new inverter technologies, next generation optimizer, a next generation residential battery and a utility scale inverter as well as development of automated assembly lines for new products. In addition, Mr. Galin’s personal performance goals included specific parameters defined to support the Company’s research and development in its non-solar businesses.

*Any bonus payment for the CEO or NEOs is contingent upon the Company meeting at least 70% of its Financial Goals and having a positive net income

Our 2021 NEO bonuses were earned at 86.6% to 97.5% of target.

NEO	2021 Bonus Target ($)	2021 Actual Bonus ($)	2021 Actual Bonus as % of Target*
Zvi Lando	962,500	905,566	94.1%
Ronen Faier	343,333	334,724	97.5%
Uri Bechor	333,333	306,141	91.8%
Rachel Prishkolnik	290,000	277,073	95.5%
Yoav Galin	290,000	251,263	86.6%

Equity Compensation

In November 2020, the Compensation Committee evaluated the equity compensation of Mr. Lando and other senior executives for 2021 as part of the study performed by its independent consultant. In order to align NEO compensation with the median of the 2021 Peer Group (with adjustments as necessary based on the Compensation Committee’s overall evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience), and in order to maintain a performance based compensation program that aligns the NEOs with the interests of shareholders, the Compensation Committee approved annual long-term incentive grants for Mr. Lando and the other NEOs (as well as the other senior executives) consisting of 50% RSUs, 20% options and 30% Performance Stock Units (PSUs) for Mr. Lando and 60% RSUs, 20% options and 20% PSUs for the other NEOs. The Compensation Committee believed that this mix of RSUs, PSUs and options was reasonable because it provided a balance between incentive (given that stock options only provide value to the grantee in the event that our stock price increases following the date of grant), maximizing shareholder value (given that PSUs are tied to pre-determined Non-GAAP diluted EPS targets) and retention (given that RSUs only become payable based upon continued service over time). PSUs were introduced for the first time into the 2021 LTI mix in response to shareholder feedback and comprised 30% of our CEO’s LTIs and 20% of our other NEOs’ LTIs in 2021. We increased the PSU award mix to 50% of each NEO’s LTI mix in 2022.

All the equity grants have a four-year vesting period. The PSUs vest based upon achievement of Non-GAAP diluted EPS of at least $3.60 for 2021, which would have resulted in 50% of the target number of PSUs becoming eligible to vest. A target earnout required achievement of $4.80, and a 200% of target earnout, which was the maximum allowed, required achievement of $6.00. Any PSUs that become eligible to vest based on achievement of the Non-GAAP diluted EPS goal are subject to quarterly time-based vesting over an additional three years following completion of the performance period. Following the end of the performance period, based on Non-GAAP diluted EPS of $4.81, it was determined that 101% of the target number of PSUs were earned, and will vest quarterly over the following three years subject to continued employment on each vesting date, with one-quarter already vested from the date of the grant. Please see GAAP to Non-GAAP reconciliation table in Appendix A.

The options granted in 2021 have a ten-year term and an exercise price of $311.35 which was equal to the closing share price on the date of the grant and vest quarterly over four years.

Based on investor feedback, for 2022 the Compensation Committee changed the mix of equity compensation granted to its executives in order to more closely tie executive compensation to performance by increasing the portion of equity granted in the form of performance-based stock units to 50% of the total long-term equity incentive compensation package. The PSUs for 2022 vest based on achievement of Total Shareholder Return (TSR) as compared to the constituents of the S&P 500 Index companies’ TSR. The Compensation Committee further decided to remove options from the program, resulting in an award type mix of PSUs and RSUs, each weighted 50%.

Employment Agreements

During 2021, we were party to employment agreements with Messrs. Lando, Faier, Galin, Bechor and Ms. Prishkolnik. Each of these employment agreements provides for employment of the NEO on an “at will” basis and provides for a base salary, vacation, sick leave, payments to a pension and severance fund, as well as to an Israeli recreational fund and recuperation pay, in accordance with Israeli law. On May 16, 2017, our Compensation Committee approved the amendment of the employment agreements of our executive officers in order to standardize all executive management agreements. Following the amendment, all executive management employment agreements provide for double-trigger equity vesting following a change of control event. See the sections below entitled “Executive Compensation Table Narrative-Employment Agreements” and “Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control” for more information. The employment agreement entered into with Mr. Bechor upon his commencement of employment reflects these standardized provisions.

Other Compensation

Our NEOs receive benefits that we generally make available to all salaried employees in Israel, where the NEOs are located. These include contributions to an education fund and to a fund known as Manager’s Insurance, which provides for a combination of retirement plan, insurance, and severance pay benefits to Israeli employees. See the section below entitled “Executive Compensation Table Narrative-Employment Agreements” for more information. Executives do not receive any special perquisites not extended to other employees of the Company.

Tax Deductibility of Compensation

For 2017 and prior years, Section 162(m) of the Internal Revenue Code (the Code) generally limited the deductibility of compensation to $1 million per year per person for certain of our NEOs, unless compensation in excess of the limit qualified as “performance-based compensation.” Following the changes to the tax laws effective as of January 1, 2018, that eliminated the exception for “performance-based compensation”, we are unable to deduct compensation payable to NEOs in excess of $1,000,000 per year per NEO under US corporate income tax law.

While our Compensation Committee considers the impact of this tax treatment, the primary factor influencing program design is the support of our business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be a consideration, but not the decisive consideration, with respect to our Compensation Committee’s compensation determinations. Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate.

Prohibition on Hedging, Pledging and other Speculative Transactions

Our Insider Trading Policy, among other things, prohibits all officers, directors, and all other employees of the Company, from engaging in hedging, or other speculative transactions relating to Company shares including trading in puts or calls in Company securities, short-sales of Company securities, or through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds or any transactions that have, or are designed to have, the effect of hedging or offsetting any decrease in the market value of Company securities. Officers, directors and employees of the Company are further prohibited from holding Company securities in margin accounts or otherwise pledging Company securities as collateral for a loan.

Compensation

Committee Report

This report shall not be deemed incorporated by reference or by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under suchActs.

The Compensation Committee has reviewed and discussed with management and its independent consultant, the Compensation Discussion and Analysis above, and based on such reviews and discussions, recommended to our board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee,

Avery More, Chairman

Nadav Zafrir

Betsy Atkins

Compensation Risk

Our compensation programs are designed to balance risk and reward in relation to the Company’s overall business strategy. Management assessed, and the Compensation Committee reviewed, our senior executive and broad-based compensation and benefits programs. Based on this assessment, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Among the program attributes that discourage inappropriate risk-taking are:

The balance between annual and long-term compensation, including the fact that a significant portion of compensation is delivered in the form of equity incentives that vest over several years;
PSUs are measured against pre-determined Non-GAAP diluted EPS goals, Number of performance units earned is determined by our performance as measured against these pre-established performance goals at the end of the first year which are then subject to an additional three-year vesting period
The use of multiple financial metrics for performance-based annual cash incentive awards and the use of individual goals under our annual cash incentive program;
The compensation committee’s ability to modify annual cash incentives to reflect the quality of earnings, individual performance, and other factors that it believes should influence compensation;
Our management stock-selling restrictions encourage a longer-term perspective and align the interests of senior executives and the board, as applicable, with other stockholders ; and
We maintain a clawback policy applicable to our executive team which provides for the recoupment of incentive-based compensation in the event of a financial restatement.

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the year ended December 31, 2021, the year ended December 31, 2020, and the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Option Awards ($)(3)	Stock Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	All Other Compensation ($)(1)(6)	Total ($)
Zivi Lando – Chief Executive Officer	2021	888,765	-	1,130,335	4,299,750	905,566	136,920	7,361,336
	2020	477,133	-	1,019,977	1,979,899	526,516	76,185	4,079,710
	2019	505,986	-	548,644	549,986	397,747	79,000	2,081,363

Ronen Faier – Chief Financial Officer	2021	547,350	-	410,970	1,584,859	334,724	85,862	2,963,765
	2020	395,739	-	411,349	798,598	302,034	63,573	1,971,293
	2019	437,246	-	548,644	549,986	282,782	69,869	1,888,527

Rachel Prishkolnik – VP General Counsel and Corporate Secretary	2021	460,639	-	308,227	1,188,486	277,073	71,082	2,305,507
	2020	352,668	-	327,384	635,498	261,010	55,694	1,632,254
	2019	395,605	-	436,436	437,487	257,310	60,808	1,587,646

Yoav Galin – VP Research and Development	2021	460,639	-	308,227	1,188,486	251,263	73,419	2,282,034
	2020	352,668	-	327,384	635,498	232,252	58,336	1,606,138
	2019	395,605	-	436,436	437,487	254,600	67,757	1,591,885

Uri Bechor – Chief Operating Officer	2021	520,252	-	410,970	1,584,859	306,141	84,280	2,906,502
	2020	385,526	-	327,384	635,498	282,884	63,044	1,694,336
	2019	145,745	287,191(2)	-	850,045	94,391	23,100	1,400,472

(1)	We paid the amounts reported for each NEO in New Israeli Shekels. We have translated amounts paid in New Israeli Shekels into U.S. dollars at the foreign exchange rate published by the Bank of Israel as of the date of payment.

(2)	Represents the cash payment for a sign on bonus earned in connection with commencement of employment.

(3)	The amounts in this column represent the aggregate grant date fair value of the equity-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity-based awards in Note 2aa to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 22, 2022. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.

(4)	The amounts for the PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the Grants of Plan-Based Awards table later in this proxy statement. Assuming attainment of the maximum level of performance, the values of the PSUs as of the grant date would be equal to $3,003,368 for Mr. Lando, $727,746 for Mr. Faier and Mr. Bechor, and $545,810 for Ms. Prishkolnik and Mr. Galin.

(5)	Represents the cash bonuses earned pursuant to our annual cash incentive program. For more information, see the discussion in the CD&A under the caption Annual Cash Incentive Compensation.

(6)	Includes mainly the contribution by the Company to severance funds, pension funds and Israeli recreational funds and a recuperation allowance.

2021 Grants of Plan-Based Awards

Name	Equity Award Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards ($)(3)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Zivi Lando			962,000
	01/05/21								6,700	311.35	1,130,335
	01/05/21							8,832			2,798,066
	04/01/21				2,649	5,299	10,598				1,501,684
Ronen Faier			343,333
	01/05/21								2,436	311.35	410,970
	01/05/21							3,854			1,220,986
	04/01/21				642	1,284	2,568				363,873
Rachel Prishkolnik			290,000
	01/05/21								1,827	311.35	308,227
	01/05/21							2,890			915,581
	04/01/21				481	963	1,926				272,905
Yoav Galin			290,000
	01/05/21								1,827	311.35	308,227
	01/05/21							2,890			915,581
	04/01/21				481	963	1,926				272,905
Uri Bechor			333,333
	01/05/21								2,436	311.35	410,970
	01/05/21							3,854			1,220,986
	04/01/21				642	1,284	2,568				363,873

(1)	The Non-Equity Incentive Plan does not include any thresholds or a maximum cap for the Non-Equity Incentive Awards; provided, however, that the Named Executive Officers would not be entitled to any payment if the Financial Goals under the plan were not achieved at 70% of target and a positive net income had not been achieved.

(2)	These amounts reflect the PSUs granted to the NEOs in 2021, which were eligible to vest between 0% and 200% of the number of shares shown in the “Target” sub-column based on attainment of Non-GAAP diluted EPS goals for 2021. The amount eligible to vest based on achivement of such goal is then subject to an additional three-year vesting period thereafter. The amounts in the “Threshold” sub-column refer to the minimum amount of shares that will vest for a certain level of performance under the plan. The amounts in the “Target” sub-column refers to the amount of shares that will vest if the specified performance target is reached. The amounts in the “Maximum” sub-column refers to the possible maximum amount of shares that will vest under the plan.

(3)	The amounts in this column represent the aggregate grant date fair value of the equity-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of these equity-based awards in Note 2aa to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 22, 2022. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.

Executive Compensation Table Narrative

Employment Agreements

We or SolarEdge Technologies, Ltd., our Israeli subsidiary, are party to the following employment agreements: (1) an employment agreement with Mr. Lando effective as of May 17, 2009, pursuant to which he was appointed to serve as SolarEdge Technologies Ltd.’s Global Vice President of Sales. Beginning August 26, 2019, Mr. Lando was appointed as CEO of the Company and the Compensation Committee approved an increase in his base salary but no other amendments were made to his Employment Agreement; (2) an employment agreement with Mr. Faier, effective as of December 1, 2010, pursuant to which he serves as SolarEdge Technologies Ltd.’s Chief Financial Officer; (3) an employment agreement with Ms. Prishkolnik, effective November 1, 2010, pursuant to which she serves as our VP General Counsel and Corporate Secretary; (4) an employment agreement with Mr. Galin effective as of June 1, 2006 pursuant to which he serves as our Vice President, Research and Development; and (5) an employment agreement with Mr. Bechor effective as of September 1, 2019, pursuant to which he serves as our Chief Operating Officer.

Each of these employment agreements provides for employment of the NEO on an “at-will” basis. In all cases, either party may terminate the agreement by providing 90 days prior written notice other than Mr. Bechor’s employment agreement that entitles him to 180 days prior written notice, provided, however, that we may terminate the agreements immediately and without prior notice and make a payment in lieu of advance notice, in accordance with applicable law. In addition, we may also terminate the agreements immediately upon written notice in the event of “cause” (as defined therein) which may include a conviction of a crime of moral turpitude, a material breach of fiduciary duties towards the company or its parent company, engagement in competing activities, or a material breach of confidentiality and non-disclosure obligations towards the company or its parent company; a material breach of the employment agreement or other circumstances under which severance pay may be denied from such employee under the applicable Israeli law.

The agreements provide for a base salary, vacation, sick leave, payments to a pension and severance fund as well as an Israeli recreational fund and recuperation pay in accordance with Israeli law. Pursuant to the agreements, we have effected a manager’s insurance policy for each NEO pursuant to which we make contributions on behalf of each NEO as well as the required statutory deductions from salary and any other amounts payable under the agreements on behalf of each NEO to the relevant authorities in accordance with Israeli law. For all NEOs, we contribute 8.33% of each NEO’s base salary toward the policy for the severance pay component, 6.5% for the savings and risk component, 7.5% for the educational fund component, up to approximately $4,000 per year and up to 2.5% for disability insurance.

In the event that an employee has a manager’s insurance fund the employer shall be required to allocate a portion of its contributions to purchase disability insurance to insure 75% of an employee’s salary which allocation shall not decrease the severance component of the employer’s contributions below 5% or increase total employer contributions above 7.5%. In all cases we deduct 6% of each NEO’s base salary to be paid on behalf of the NEO toward the policy and 2.5% for the educational fund component.

Outstanding Equity Awards at December 31, 2021

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2021, including the applicable vesting dates.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of Shares	Market Value of
Name	Underlying	Underlying	Option Exercise	Option Expiration	or Units of Stock	Shares or Units of
	Unexercised	Unexercised	Price ($)	Date	that have not	Stock that have not
	Options	Options			Vested	Vested ($)*
	Exercisable	Unexercisable
	2,223	—	$17.14	August 23, 2026	—	—
	10,237	—	$14.85	February 14, 2027	—	—
	9,861	1,233 (1)	$38.05	January 2, 2028	—	—
	27,665	8,646 (2)	$36.15	January 2, 2029	—	—
	19,011	10,694 (3)	$101.81	January 2, 2030	—	—
Zvi Lando	6,700	5,444 (4)	$311.35	January 5, 2031	—	—
	—	—	—	—	718 (5)	$201,449
	—	—	—	—	4,755 (6)	$1,334,110
	—	—	—	—	10,939 (7)	$3,069,155
	—	—	—	—	7,176 (8)	$2,013,370
	—	—	—	—	5,339 (9)	$1,497,963

	5,119	—	$14.85	February 14, 2027	—	—
	7,396	1,233 (1)	$38.05	January 2, 2028	—	—
	27,665	8,646 (2)	$36.15	January 2, 2029	—	—
	7,667	4,313 (3)	$101.81	January 2, 2030	—	—
Ronen Faier	2,436	1,980 (4)	$311.35	January 5, 2031	—	—
	—	—	—	—	718 (5)	$201,449
	—	—	—	—	4,755 (6)	$1,334,110
	—	—	—	—	4,413 (7)	$1,238,155
	—	—	—	—	3,132 (8)	$878,745
	—	—	—	—	1,294 (9)	$363,058

	1,491	—	$14.85	February 14, 2027	—	—
	745	745 (1)	$38.05	January 2, 2028	—	—
	6,878	6,878 (2)	$36.15	January 2, 2029	—	—
	6,102	3,433 (3)	$101.81	January 2, 2030	—	—
Rachel	1,827	1,485 (4)	$311.35	January 5, 2031	—	—
Prishkolnik	—	—	—	—	552 (5)	$154,875
	—	—	—	—	1,259 (10)	$353,238
	—	—	—	—	3,782 (6)	$1,061,116
	—	—	—	—	3,512 (7)	$985,362
	—	—	—	—	2,349 (8)	$659,059
	—	—	—	—	970 (9)	$272,153

	2,499	—	$5.01	October 29, 2024	—	—
	8,400	—	$25.09	August 19, 2025	—	—
	17,784	—	$17.14	August 23, 2026	—	—
	40,948	—	$14.85	February 14, 2027	—	—
	19,721	1,233 (1)	$38.05	January 2, 2028	—	—
	22,007	6,878 (2)	$36.15	January 2, 2029	—	—
Yoav Galin	6,102	3,433 (3)	$101.81	January 2, 2030	—	—
	1,827	1,485 (4)	$311.35	January 5, 2031	—	—
	—	—	—	—	718 (5)	$201,449
	—	—	—	—	3,782 (6)	$1,061,116
	—	—	—	—	3,512 (7)	$985,362
	—	—	—	—	2,349 (8)	$659,059
	—	—	—	—	970 (9)	$272,153

	6,102	3,433 (3)	$101.81	January 2, 2030	—	—
	2,436	1,980 (4)	$311.35	January 5, 2031	—	—
Uri Bechor	—	—	—	—	5,453 (11)	$1,529,948
	—	—	—	—	3,512 (7)	$985,362
	—	—	—	—	3,132 (8)	$878,745
	—	—	—	—	1,294 (9)	$363,058

*	The market value of shares or units of stock that have not vested is based on the number of shares or units of stock that have not vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2021 ($280.57).
(1)	The shares subject to the stock option vest over a four year period commencing February 28, 2018 with 1/16 of the shares vesting quarterly thereafter.
(2)	The shares subject to the stock option vest over a four year period commencing February 28, 2019 with 1/16 of the shares vesting quarterly thereafter.
(3)	The shares subject to the stock option vest over a four year period commencing February 28, 2020 with 1/16 of the shares vesting quarterly thereafter.
(4)	The shares subject to the stock option vest over a four year period commencing February 28, 2021 with 1/16 of the shares vesting quarterly thereafter.
(5)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2018, with 1/16 of the shares vesting quarterly thereafter.
(6)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2019, with 1/16 of the shares vesting quarterly thereafter.
(7)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2020, with 1/16 of the shares vesting quarterly thereafter
(8)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2021, with 1/16 of the shares vesting quarterly thereafter.
(9)	The PSU is based on actual achievement of 101% of the PSU target for the performance period that ended on December 31, 2021. 25% of the earned PSU vested on April 1, 2022, and 1/12 of the shares vest quarterly thereafter over the subsequent three years.
(10)	The shares subject to the RSU vest over a four-year period commencing on November 30, 2018, with 1/16 of the shares vesting quarterly thereafter.
(11)	The shares subject to the RSU vest over a four-year period commencing on November 30, 2019, with 1/16 of the shares vesting quarterly thereafter.

Option Exercises and Stock Vested Table

The following table provides information regarding option exercises and stock vested during the year ended December 31, 2021, for each NEO.

	Option Awards		Stock Awards
Name:	Number of Shares Acquired on Exercise	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Zivi Lando	-	-	14,577	$4,369,136
Ronen Faier	-	-	10,742	$3,218,943
Rachel Prishkolnik	18,107	$4,887,272	9,400	$2,817,299
Yoav Galin	10,000	$3,464,517	9,383	$2,811,373
Uri Bechor	-	-	5,008	$1,501,844

(1)	The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold upon exercise or (ii) the closing price of the shares underlying options exercised if the shares were not immediately sold after exercise and (B) the applicable exercise price of the options.

(2)	The value realized on vesting is calculated by multiplying (A) the closing price of a common share on the vesting date and (B) the number of shares acquired on vesting before withholding taxes.

Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control

Severance

Pursuant to the terms of the employment agreements with the NEOs, as well as in accordance with Israeli law, upon a termination of the NEO’s employment, each NEO is entitled to the payments we have made on behalf of each NEO to the Manager’s Insurance Policy.

Equity Acceleration

Pursuant to the terms of their respective employment agreements, if within twelve months following the occurrence of a “change in control” an NEO is terminated without “cause” or if an NEO terminates his or her employment due to “justifiable reasons” (each such term as defined in the NEOs employment agreements), the NEO will be entitled to full acceleration of any unvested shares of restricted stock or stock options held by him at the time of such termination.

Furthermore, in the event of a “Transaction” (as defined in our 2007 Global Incentive Plan (the “2007 Plan”)), all outstanding equity held by each NEO will accelerate to the extent such awards are not assumed or substituted by a successor corporation in connection with such transaction.

Potential Payments as of December 31, 2021

The following tables show the value of the potential payments and benefits our named executive officers would receive in various scenarios involving a termination of their employment or a change in control or other qualifying corporate transaction, assuming a December 31, 2021, triggering date and, where applicable, using a price per share for our common stock of $280.57 (the closing price of a share of our common stock as of the last trading day of the year ended December 31, 2021)1.

Zivi Lando	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	12,439,991
Total	-	-	-	12,439,991

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2021, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2021.

Ronen Faier	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	7,198,792
Total	-	-	-	7,198,792

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2021, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2021.

Rachel Prishkolnik	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	5,961,283
Total	-	-	-	5,961,283

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2021, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2021.

Yoav Galin	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	5,772,970
Total				5,772,970

(1)	The valueealized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2021, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2021.

Uri Bechor	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)(2)	-	-	-	4,370,796
Total	-	-	-	4,370,796

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2021, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2021.

2021 CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation of our median employee, the annual total compensation of our CEO, Mr. Zvi Lando, and the ratio of these two amounts. The 2021 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2021, other than Mr. Lando, was $78,132. Mr. Lando’s 2021 annual total compensation was $7,361,336 and the ratio of these two amounts was 94.2 to 1. Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify the “median employee,” we utilized the 2021 base salary earned during the year and target annual cash incentive for the 2021 performance year, which we annualized for any permanent employee who did not work for the entire year.

Earnings of our employees outside the U.S. were converted to U.S. dollars using annual average currency exchange rates.

Using the measure described above, we identified a “median employee” who is a full-time employee located in Israel and calculated the median employee’s annual total compensation for our pay ratio in accordance with applicable SEC rules for calculating Summary Compensation Table compensation.

SolarEdge is a global company, with operations worldwide and with its executive officers and a majority of its employees located in Israel, the country in which our headquarters office is located. Because the SEC rules for identifying our median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Director Compensation

Each of our non-employee directors is eligible to receive compensation for their service on our Board of Directors consisting of annual cash retainers and equity awards. For the year 2021, our Compensation Committee received a report from its independent consultants, which included a revision to the peer group and recommendations for modifications to the compensation of our directors. The compensation committee considered the independent consultants’ recommendations and revised the non-employee directors’ compensation as follows for 2021: for each Board member the cash retainer was increased by $15,000 from $55,000 to $70,000, the annual equity award was increased by $15,000 from $155,000 to $170,000 and the supplemental Board Chair cash retainer was increased by $15,000 from $60,000 to $75,000 The table below reflects the compensation of our directors in effect in 2021, which was paid in quarterly or semi-annual installments Directors serving as chairs of committees do not receive additional compensation for serving as general members of the committees they chair.

Annual Retainer
Position	Effective January 1, 2021
($)
Chairman of the Board	75,000
Board Member	70,000
Audit Committee Chair	32,500
Compensation Committee Chair	22,500
Nominating and Corporate Governance Committee Chair	15,000
Audit Committee Non-Chair Member	12,500
Compensation Committee Non-Chair Member	7,500
Nominating and Corporate Governance Committee Non-Chair Member	5,000

The equity award program for our non-employee directors in 2021 consisted of

(i) an initial equity award in the form of restricted stock units, granted upon the individual’s initial appointment to our Board of Directors, as applicable, with a grant date value of $150,000, and(ii) an annual equity award in the form of restricted stock units with a grant date value of $170,000 , subject to proration for directors whose commencement of Board service is not on the date of the annual stockholder meeting. The initial restricted stock unit awards vest in equal annual installments over three years and the annual RSUs vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the Company’s next regular Annual General Meeting of Stockholders, subject to continued board service through the applicable vesting date.

Our directors are reimbursed for travel, food, lodging, and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our by-laws. Our Board of Directors may revise the compensation arrangements for our directors from time to time.

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on our board of directors and committees of our board of directors during the year ended December 31, 2021. Mr. Lando is not eligible to receive any additional compensation for serving on our board of directors. His compensation for serving as the Company’s Chief Executive Officer is disclosed in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

Nadav Zafrir	154,375	170,000 (1)	324,375
Yoni Cheifetz (2)	-	170,000 (1)	170,000
Marcel Gani	102,500	170,000 (1)	272,500
Doron Inbar	90,000	170,000 (1)	260,000
Avery More	106,250	170,000 (1)	276,250
Tal Payne	82,500	170,000 (1)	252,500
Betsy Atkiins	44,583	320,000 (1)(3)	364,583

(1)	Represents the grant date fair value of 684 restricted stock units granted to each director on June 1, 2021, calculated in accordance with U.S. GAAP and, for Ms. Atkins, the value of 604 additional restricted stock units ($150,000) granted on June 1, 2021, calculated in accordance with U.S. GAAP. All units will become fully vested on May 31, 2022 except for the additional 604 units granted to Ms. Atkins, which vest in equal annual installments over three years. The grant date fair value is based on $248.47 per share, the closing price of our share on the grant date subject to continued service through such date. As of December 31, 2021, each director held 684 unvested restricted stock units except for Mr. Zafrir who held 1,275 unvested restricted stock units and Ms. Betsy Atkins who held 1,288 unvested restricted stock units.

(2)	Mr. Cheifetz has waived his right to receive cash fees.

(3)	Includes Ms. Atkins initial equity award and annual equity award

Transactions with Related Persons

Review, Approval, or Ratification of Transactions with Related Persons

The Audit Committee of our Board of Directors has primary responsibility for reviewing and approving transactions with related persons. Our Audit Committee charter provides that the Audit Committee shall review and approve in advance any related person transactions.

We adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any proposed “related person” transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related person’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, and transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

Fiscal Year 2021 Transactions with Related Person

Since the beginning of the last fiscal year, there have been no, and there are no currently proposed transactions with any “related person” that require disclosure under Item 404 of Regulation S-K.

Report Of The Audit Committee

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under theSecurities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The principal purpose of the Audit Committee is to represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications, independence and performance; and (iv) the design, implementation, and performance of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter and summarized starting on page 22 of this Proxy Statement.

Our management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. EY, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements included in our 2021 Annual Report on Form 10-K for the year ended December 31, 2021 and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

The Audit Committee has also reviewed and discussed with EY the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. In addition, the Audit Committee discussed with EY those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Additionally, EY provided to the Audit Committee, the written disclosures and the letter required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with EY its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

THE AUDIT COMMITTEE

Marcel Gani (Chairman)

Tal Payne

Avery More

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers, and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during the year ended December 31, 2021, we determined that all required reports have been properly and timely filed other than the following Form 4s, due to administrative errors and the fact that the Company’s headquarters in Israel work Sundays through Thursdays: three for Mr. Avery More, , two for Mr. Marcel Gani, one for Ms. Tal Payne, two for Mr. Meir Adest, and one for Mr. Yoav Galin . The Company continues to take measures to prevent these delays in the future.

Stockholder Proposals for the 2022 Annual Meeting

Rule 14a-8 Proposals. Stockholder proposals for inclusion under Rule 14a-8 in the Company’s 2023 proxy statement for the proxy relating to our 2022 annual meeting of stockholders (the “2023 Annual Meeting”) must be received by the Company at the principal executive offices of the Company no later than the close of business on December 29, 2022. Such proposals also must comply with the other rules of the Securities and Exchange Commission relating to Rule 14a-8 stockholders’ proposals.

Advance Notice Proposals and Nominations. In addition, any stockholder seeking to bring business before the 2023 Annual Meeting outside of Rule 14a-8 of the Exchange Act or to nominate a director under the advance notice provisions of our Amended and Restated Bylaws (the “Bylaws”) must provide timely notice of such proposal of business or nomination to the Company’s Corporate Secretary. Specifically, written notice of any such proposed business or nomination must be delivered to the Company’s Corporate Secretary at our principal executive offices no earlier than the close of business on February 20, 2023 and no later than the close of business March 22, 2023. In addition to satisfying the deadlines in the advance notice provisions of our Bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Corporate Secretary of the Company no later than April 21, 2023.

In the event that the date of our 2023 Annual Meeting is more than 30 days before or more than 30 days after the anniversary date of our 2022 Annual Meeting of Stockholders, timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2023 annual meeting and not later than the close of business on the later of the 90th day prior to the 2023 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

A stockholder’s notice to the Corporate Secretary of the Company must be in proper written form and must include the information and consents required by our Bylaws related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made, and each person whom the stockholder proposes to nominate for election as a director, or the business desired to be brought before the meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company at 1 Hamada Street Herziliya Pituach, Israel, 4673335.

Directors’ Attendance At Annual Stockholder Meetings

The Company encourages members of its Board to attend its annual stockholder meetings. Five members of the Company’s Board attended the Company’s 2021 annual stockholder meeting.

Other Business

The Board does not presently intend to bring any other business before the Annual Meeting, and so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote by telephone or via the Internet or by completing, dating, signing, and promptly returning the proxy card if you request and receive (or requested and received) a form of proxy, so that your shares may be represented at the meeting. Directions to the Annual Meeting can be obtained by contancting our Investor Relations department at investors@solaredge.com.

Where You Can Find More Information

The Company files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We make available free of charge on or through our website, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements, and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT SOLAREDGE TECHNOLOGIES, INC., 1 HAMADA STREET, HERZILIYA PITUACH 4673335, ISRAEL, OR BY EMAIL AT INVESTORS@SOLAREDGE.COM.

APPENDIX A

Reconciliation of GAAP Net Income and Diluted EPS to NON-GAAP Net Income and Diluted EPS

U.S. dollars in thousands (except share and per share data)

	Reconciliation of GAAP to Non-GAAP
	Net income Year ended
	December 31, 2021	December 31, 2020
Net income (GAAP)	169,170	140,322
Revenues from finance component	(418)	----
Cost of product adjustment	----	313
Stock-based compensation	102,593	67,309
Amortization and depreciation of acquired assets	10,812	11,777
Loss (gain) from assets sale and disposal	(117)	1,207
Other operating (income) expenses	1,350	(3,429)
Notes due 2025	2,903	3,185
Non cash interest	5,771	4,887
Unrealized gains (losses)	(541)	----
Currency fluctuation related to lease standard	2,007	2,274
Uncertain tax positions	(9,007)	----
Deferred taxes	(11,639)	(3,434)
Net income (Non-GAAP)	272,884	224,411

	Reconciliation of GAAP to Non-GAAP
	Net diluted earnings per share
	December 31, 2021	December 31, 2020
Net diluted earnings per share (GAAP)	3.06	2.66
Revenues from finance component	(0.01)	----
Cost of product adjustment	----	----
Stock-based compensation	1.77	1.20
Amortization and depreciation of acquired assets	0.19	0.21
Loss (gain) from assets sale and disposal	----	0.03
Other operating (income) expenses	0.02	(0.07)
Notes due 2025	0.02	0.02
Non cash interest	0.10	0.08
Unrealized gains (losses)	(0.01)	----
Currency fluctuation related to lease standard	0.03	0.05
Uncertain tax positions	(0.16)	----
Deferred taxes	(0.20)	(0.07)
Net diluted earnings per share (Non-GAAP)	4.81	4.11

2022 Annual Meeting
and Proxy Statement

solaredge

SOLAREDGE TECHNOLOGIES, INC. 1 HAMADA ST. HERZLIYA PITUACH 4673335 ISRAEL

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 19, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 19, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

HOW TO ACCESS PROXY MATERIALS ELECTRONICALLY OR SIGN UP FOR ELECTRONIC DELIVERY AND DONATE TO CONSERVATION INTERNATIONAL IN ONLY THREE EASY STEPS:

1. Go to www.proxyvote.com

2. Type in the 16-digit control number included on your enclosed voting card (in the box marked by the arrow) and click ‘Get Started’

3. On the upper right side, click on ‘Delivery Settings’

Proxy materials and other stockholder communications will be sent to the email address provided. E-delivery will begin with the next communication. Your enrollment will remain in effect as long as you are a stockholder and your email account is active or until you choose to cancel.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D81063-P73001	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SOLAREDGE TECHNOLOGIES, INC.
Company Proposals
The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Betsy Atkins	☐	☐	☐

	1b. Dirk Hoke	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:							For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2022.						☐	☐	☐

3.	Approval of, on an advisory and non-binding basis, the compensation of our named executive officers (the “Say-on-Pay Proposal”).						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held on June 20, 2022:
The 2022 Notice and Proxy Statement and 2021 Annual Report on Form 10-K
are available at www.proxyvote.com.

D81064-P73001

SOLAREDGE TECHNOLOGIES, INC.
Hamada 1
Herzliya Pituach, Israel
Annual Meeting of Shareholders
June 20, 2022, 9:00 a.m. PDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Zvi Lando and Rachel Prishkolnik, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of SolarEdge Technologies, Inc., to be held at 700 Tasman Dr, Milpitas, CA 95035, and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed, will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on reverse side.)